                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-b(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11( c ) or ss. 240.14a-12

                              VSI ENTERPRISES, INC.
                (Name of Registrant as Specified in its Charter)

                                 NOT APPLICABLE
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:________
     2)  Aggregate number of securities to which transaction applies:___________
     3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 __________________________________
     4)  Proposed maximum aggregate value of transaction: ______________________
     5)  Total fee paid: _______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid: _______________________________________________
    2)   Form, Schedule or Registration No.: ___________________________________
    3)   Filing Party: _________________________________________________________
    4)   Date Filed: ___________________________________________________________


================================================================================

    1 Set forth amount on which the filing fee is calculated and state how it was determined

May 10, 1999

Dear Shareholders:

Following this letter you will find the proxy statement for the 1999 Annual Meeting of Shareholders of VSI Enterprises, Inc. Please carefully read the entire proxy statement and accompanying Annual Report, and vote your shares either on the enclosed proxy card, via the Internet or by telephone, as detailed in the instructions on the card.

I ask that you pay special attention to proxy agenda items 2 and 3, in which we are requesting an amendment to the Company's Certificate of Incorporation for the purpose of increasing the number of authorized shares of common stock. Approval of agenda item 2 will provide the Company with 8,000,000 additional shares of common stock, which will be sufficient to permit the Company to complete, subject to certain conditions, a restructuring of its outstanding indebtedness. Approval of agenda item 3 will provide the Company with 25,000,000 additional shares of common stock, which, after giving effect to the shares proposed to be issued in the debt restructuring, will provide the Company with 17,000,000 additional shares of common stock to pursue acquisitions, financings and other corporate transactions. THE BOARD OF DIRECTORS AND SENIOR MANAGEMENT OF THE COMPANY BELIEVE IT IS ESSENTIAL, FOR THE SURVIVAL AND PROSPERITY OF THE COMPANY, THAT BOTH OF THESE AGENDA ITEMS BE APPROVED BY SHAREHOLDERS.

REGARDING AGENDA ITEM 2

The Company has undertaken a restructuring of its business operations and balance sheet which, when fully implemented, are intended to achieve profitable operations, generate positive cash flows and improve prospects for raising additional equity capital, all of which are essential for increasing the value of your shares. Thus far, under the leadership of President & CEO Judi North, VSI has closed an unprofitable subsidiary, drastically reduced operating expenses, written off impaired and under-performing assets and improved marketing efforts and sales management. Perhaps most importantly, VSI has developed an entrepreneurial persona, which makes the Company more realistic about its current situation and opportunistic with respect to its core capabilities.

As announced on April 22, 1999 (and as is detailed under "Agenda Item Two" in the accompanying proxy statement), the Company has entered into an agreement with the holder of its $900,000 term note due May 16, 1999, that, if consummated, will enable the Company to retire this debt and to regain control of its patents, which are being held as collateral for the note. The agreement replaces the existing debt with cash and equity, the latter in the form of new shares of VSI common stock. The agreement is conditioned upon, among other things, the conversion of at least $1 million in VSI's other long-term debt to new shares of VSI common stock, and the completion of a $1 million private placement of VSI common stock. Warrants to purchase shares of VSI common stock will also be issued to all participants in the debt restructuring.

These shares will not be eligible for resale for 12 months, unless the share price of the Company's stock reaches $1.25 before that time. Also, at no time can more than 10% of the issued shares be sold in a 30-day period. Thus, while the number of outstanding shares of VSI common stock will increase if these transactions are completed, we have attempted to minimize any short-term disruption in the market for the Company's common stock. We believe this protects existing shareholders without placing an unreasonable burden on the participants in the debt restructuring.

By closing the transactions described above, VSI will realize two extremely important accomplishments. First, VSI can meet its financial obligations and avoid having to seek protection under federal bankruptcy laws. Second, VSI will regain control of the patented technology underlying its Omega(TM) product line. Should VSI default on the $900,000 term note, the note holder will have the right to sell these patents. There can be no assurance that any subsequent owner of these patents would license this technology to VSI, thus rendering the Company unable to sell and service its videoconferencing products.
                                     (OVER)

In summary, VSI MUST CLOSE THESE RESTRUCTURING TRANSACTIONS IN ORDER TO SURVIVE AND PROSPER, AND THEREFORE MUST RECEIVE SHAREHOLDER APPROVAL AUTHORIZING THE INCREASE IN COMMON SHARES, AS PROPOSED IN AGENDA ITEM 2.

REGARDING AGENDA ITEM 3

As stated above, the Board of Directors and VSI's management team have worked diligently to develop a business strategy that is both realistic and opportunistic. VSI's core competency is solving for its customers complex telecommunications problems, not manufacturing and selling "in-a-box" videoconferencing systems, a strategy VSI previously pursued. Because VSI depends, in part, on technology purchased from its competitors, the Company cannot be competitive at the same gross margin unless the application is sufficiently complex so as to require significant customization. The Omega(TM) software enables VSI to integrate complex, multimedia conferencing technologies at a lower cost and with better results than can the competition.

VSI is focusing on high-end applications and exploring alternative uses of its core technology capabilities. Additionally, more attention is being placed on other appropriate opportunities, including possible future acquisitions that would be accretive to earnings per share.

Which brings me to my point: VSI cannot capitalize on its core strengths if its hands are tied due to financing constraints. VSI must be able to make appropriate acquisitions, raise working capital and attract new management team members by issuing additional shares. Accordingly, agenda item 3 seeks shareholder approval to increase the number of authorized common shares beyond those required under agenda item 2. This authorization will allow the Company to complete the restructuring transactions described under agenda item 2 and give VSI the flexibility to pursue such other opportunities in a timely and efficient fashion, without having to call a special shareholders' meeting.

Now is not the time for this Company to fail. Our customer base includes many sophisticated, satisfied clients who are planning to add to their videoconferencing networks, and our pipeline of qualified prospects is larger than ever. Our Omega(TM) architecture continues to be the standard of excellence in the high-end market, and we are aggressively evaluating other applications and opportunities to utilize or license Omega's(TM) underlying technology. While we have a long way to go, we believe that with the steps that have and are being taken, the Company can become profitable at some point in 1999, for the first time in five years.

As your new Chairman, I believe there is a future for this Company and an opportunity to increase its value to you, our shareholders. I am committed to bringing together and maintaining the right team of management, employees, directors and advisors necessary to make this happen.

I ASK YOUR HELP IN ACHIEVING THESE GOALS BY VOTING IN FAVOR OF ALL AGENDA ITEMS ON THE ENCLOSED PROXY. I also encourage you to attend our Annual Meeting of Shareholders, on Friday, June 11, 1999.

Very truly yours,



Larry M. Carr
Chairman of the Board -- VSI Enterprises, Inc.

                             VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                             NORCROSS, GEORGIA 30071


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 11, 1999


         The annual meeting of shareholders of VSI Enterprises, Inc. (the "Company") will be held on Friday, June 11, 1999 at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, for the following purposes:

         (1) To elect four (4) directors to constitute the Board of Directors, to serve for a term of one year and until their successors are elected and qualified;

         (2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares to 23,000,000 shares, which will allow the Company to complete the debt restructuring transactions described in the accompanying Proxy Statement;

         (3) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares to 40,000,000 shares, which will allow the Company to complete the debt restructuring transactions described in the accompanying Proxy Statement and would result in approximately
                  17,000,000 additional shares of common stock being available for future issuance by the Company; and

         (4) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only shareholders of record at the close of business on April 15, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date and return the proxy promptly; you may also vote by telephone according to the directions on the proxy card. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

                                    By Order of the Board of Directors,



                                    Larry M. Carr, Chairman of the Board


Norcross, Georgia
May 10, 1999

PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND PERSONALLY.

                              VSI ENTERPRISES, INC.
                            5801 GOSHEN SPRINGS ROAD
                             NORCROSS, GEORGIA 30071


                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 11, 1999

                             -----------------------
                                 PROXY STATEMENT
                             -----------------------


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of VSI Enterprises, Inc. (the "Company") for the Annual Meeting of Shareholders to be held on Friday, June 11, 1999, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of the meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. In addition to solicitations by mail, officers and regular employees of the Company, at no additional compensation, may assist in soliciting proxies by telephone. The Company may also use the services of a proxy solicitation firm in connection with the solicitation of proxies. Although the exact cost of these services is not known at this time, it is anticipated that the cost will not exceed $5,000. This Proxy Statement and the accompanying proxy are first being mailed to shareholders on or about May 10, 1999. The address of the principal executive offices of the Company is 5801 Goshen Springs Road, Norcross, Georgia 30071.

         Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies which are returned properly executed and not revoked will be voted and will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the nominees named below to constitute the entire Board of Directors and for adoption of both proposals to increase in the number of authorized shares of Common Stock. Abstentions and broker non-votes will be counted as shares present for purposes of determining the presence of a quorum but will not be counted as votes cast for purposes of determining whether the proposals to amend the Certificate of Incorporation have received sufficient votes for adoption. Since approval of an amendment to the Certificate of Incorporation requires the affirmative vote of holders of a majority of shares outstanding, a shareholder who fails to return a proxy or who abstains from voting on the proposals in his proxy will have functionally voted against the proposals.

         The record of shareholders entitled to vote at the annual meeting was taken on April 15, 1999. On that date the Company had outstanding and entitled to vote 12,300,144 shares of common stock, par value $.001 per share (the "Common Stock"), with each share of Common Stock entitled to one vote.

         All share and per share amounts included in this proxy statement have been adjusted to reflect the effects of a 1-for-4 reverse split of the Company's Common Stock, effected on January 15, 1999.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 15, 1999 by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock; (ii) each director of the Company;
(iii) the Named Executive Officers (as defined herein); and (iv) all directors and executive officers of the Company as a group.

                                            Shares
Name of                                     Beneficially    Percent
Beneficial Owner                            Owned(1)        of Class
----------------                            --------        --------
Larry M. Carr                               550,869(2)       4.5%

Julia B. North                               78,750(3)         *

Harlan D. Platt, Ph.D                        29,237(4)         *

Edward S. Redstone                          913,610(5)       7.4%

Richard W. Egan                               6,574(6)         *

E. Anthony Godfrey                              -0-(7)         *

All Directors and Executive Officers      1,596,336         12.8%
as a Group (7 persons)

----------

*        Less than 1% of outstanding shares.

(1) "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date of this Proxy Statement. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. The percentages are based upon 12,300,144 shares outstanding, except for certain parties who hold options to purchase shares which are exercisable within the next sixty days. The percentages for those parties who hold presently exercisable options are based upon the sum of 12,300,144 shares plus the number of options held by them which are exercisable within the next sixty days, as indicated in the following notes.

(2) Includes 23,750 shares of Common Stock subject to stock options which are exercisable within the next sixty days and 62,500 shares of Common Stock subject to presently exercisable Common Stock Purchase Warrants.

(3) Includes 75,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(4) Includes 25,000 shares of Common Stock subject to stock options which are exercisable within the next sixty days, and 1,575 shares of Common Stock jointly owned by Dr. Platt's spouse.

(5) Includes 16,250 shares of Common Stock subject to stock options which are exercisable within the next sixty days, and 625 shares owned by Mr. Redstone's spouse. Mr. Redstone's address is 222 Merrimack Street, Suite 210, Lowell, Massachusetts 01852.

(6) Includes 4,074 shares of Common Stock subject to stock options which are exercisable within the next sixty days.

(7) Mr. Godfrey resigned from his positions as Chief Financial Officer & Secretary on January 5, 1999. All options held by Mr. Godfrey expired on or before April 5, 1999 without being exercised.


                                 AGENDA ITEM ONE
                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of four directors. The Company's By-Laws provide that the Board of Directors shall consist of not less than three nor more than seven members, the precise number to be determined from time to time by the Board of Directors. The number of directors has been set at four by the Board. The Board of Directors recommends the election of the four nominees listed below.

         Each of the nominees has consented to being named in this Proxy Statement and to serve as a director of the Company if elected. In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors, but in no event will the proxy be voted for more than four nominees. The affirmative vote of a plurality of all votes cast at the meeting by the holders of the Common Stock is required for the election of the four nominees standing for election. Management of the Company has no reason to believe that any nominee will not serve if elected.

         Each of the following persons has been nominated by management for election to the Board of Directors to succeed themselves for a term of one year and until their successors are elected and qualified:

         Larry M. Carr. Mr. Carr, age 55, has been a director of the Company since June 1994. Mr. Carr founded Nursefinders, Inc., a temporary services company in the healthcare industry, in 1974. Although Mr. Carr's interest in this company was acquired by Adia Services, Inc., Mr. Carr still owns and operates numerous Nursefinders franchises and assists in the administration and management of several other franchises through an entity known as Management Services, Inc. Mr. Carr is Chairman of the Board of Northwest National Bank, located in Arlington, Texas, and is a director of several privately held companies, including OHA Financial, Inc., Trinity Airweights, LLC and Computerized Healthcare, Inc.

         Julia B. North. Ms. North, age 51, has served as President and Chief Executive Officer and as a director of the Company since October 1997. Ms. North served in various capacities with BellSouth Corporation from 1972 to October 1997, including most recently as President of its Consumer Services Division. Ms. North is a director of Winn-Dixie Stores, Inc., a food retailer, ChoicePoint, Inc., a provider of risk management services, and Wisconsin Energy Corp., a holding company with subsidiaries in utility and non-utility businesses.

         Harlan D. Platt, Ph.D. Dr. Platt, age 48, has been a Professor of Finance in the College of Business Administration at Northeastern University in Boston since 1981. His research interests are in the areas of corporate renewal and turnaround management. Dr. Platt is the author of three books, with the most recent Principles of Corporate Renewal published in April 1998 by the University of Michigan Press. Dr. Platt serves on the Board of Directors of Prospect Street High Income Portfolio, Inc., and is the president of 911RISK Inc., which develops predictive models of corporate distress. He is also the faculty dean of the Turnaround Management Association.

         Edward S. Redstone. Mr. Redstone, age 70, has been a director of the Company since July 1996. Mr. Redstone has been a private investor since 1994. From 1984 to 1994, he served as Chairman of the Board of Martha's Vineyard National Bank.

         There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during the year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with, except that Richard W. Egan and Richard C. Mays each failed to timely file their respective Initial Statement of Beneficial Ownership (Form 3).

         Although it is not the Company's obligation to make filings pursuant to
Section 16 of the Securities Exchange Act of 1934, the Company has adopted a policy requiring all Section 16 reporting persons to report monthly to the Chief Financial Officer of the Company as to whether any transactions in the Company's securities occurred during the previous month.

                       MEETINGS OF THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

         The Board of Directors held 14 meetings during the year ended December 31, 1998. Each director attended at least 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors has four standing committees -- the Executive Committee, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

         The Executive Committee presently consists of Larry M. Carr and Edward
S. Redstone. The Executive Committee exercises the authority of the Board of Directors in accordance with the By-Laws of the Company between meetings of the Board. The Executive Committee did not meet during the year ended December 31, 1998.

         The Audit Committee presently consists of Harlan D. Platt, Ph.D. (Chairman), Larry M. Carr and Edward S. Redstone. The Audit Committee has been assigned the principal functions of: (i) recommending the independent auditors;
(ii) reviewing and approving the annual report of the independent auditors;
(iii) approving the annual financial statements; and (iv) reviewing and approving summary reports of the auditors' findings and recommendations. The Audit Committee held one meeting during the year ended December 31, 1998.

         The Compensation Committee presently consists of Larry M. Carr (Chairman), Edward S. Redstone and Julia B. North. The Compensation Committee has been assigned the functions of approving and monitoring the remuneration arrangements for senior management and establishing the targets that determine awards payable under the Company's incentive compensation plan. The Compensation Committee held one meeting during the year ended December 31, 1998.

         The Stock Option Committee presently consists of Edward S. Redstone (Chairman) and Larry M. Carr. The Stock Option Committee has been assigned the functions of administering the Company's Stock Option Plans and Employee Stock Purchase Plan and granting options thereunder. The Stock Option Committee held three meetings during the year ended December 31, 1998.

                               EXECUTIVE OFFICERS

         The executive officers of the Company are as follows:

         NAME                                    AGE                POSITION HELD
         ----                                    ---                -------------
         Julia B. North                          51                 President and Chief Executive Officer
         Richard W. Egan                         33                 Executive Vice President - Global Sales
         Richard C. Mays                         42                 Vice President and Chief Technical Officer
         Emmett H. Reed                          48                 Vice President - Operations and Service

         Executive officers are chosen by and serve at the discretion of the Board of Directors of the Company. Executive officers will devote their full time to the affairs of the Company. See "Election of Directors" for information with respect to Julia B.
North.

         Richard W. Egan. Mr. Egan joined the Company in June 1995 and, since February 1, 1998, has served as Executive Vice President - Global Sales. From July 1996 until February 1998 he served as National Account Manager, and from June 1995 until July 1996 as Regional Sales Director. He was previously employed as Eastern Region Sales Manager for DBA Software and as Account Manager for Training America/Goal Systems.

         Richard C. Mays. Mr. Mays joined the Company in April 1993 and, since February 1, 1998, has served as Vice President and Chief Technical Officer. From April 1993 until September 1994, he served as Lead Software Engineer, and from September 1994 until April 1996 as Software Development Manager.

         Emmett H. Reed. Mr. Reed joined the Company in September 1989 and, since August 1998, has served as Vice President - Operations and Service. He served as Director of Service from April 1997 until August 1998. Previously, Mr. Reed had worked in a variety of capacities for the Company, including Senior Network Engineer, Sales Engineer, Installation Manager, Customer Service Manager and Test Technician.

                             EXECUTIVE COMPENSATION

         The following table provides certain summary information for the fiscal years ended December 31, 1998, 1997 and 1996 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and the other executive officers of the Company whose total annual salary and bonus exceeded $100,000 during the year ended December 31, 1998 (the "Named Executive Officers").

                                                        SUMMARY COMPENSATION TABLE                        LONG TERM
                                                           ANNUAL COMPENSATION                          COMPENSATION
                                                 ---------------------------------------------------    ------------
                                                                                           OTHER          NUMBER OF
     NAME AND                                                                              ANNUAL          OPTIONS
PRINCIPAL POSITION                   YEAR             SALARY                BONUS       COMPENSATION       AWARDED
------------------                   ----             ------                -----       ------------       -------
Julia B. North ............          1998             $161,539             $   --          $1,538           12,500
  President and Chief                1997(1)            32,000                 --              --          112,500
  Executive Officer

Richard W. Egan ...........          1998(2)          $132,553(3)              --          $  769           25,000
  Executive Vice President
  -- Global Sales

E. Anthony Godfrey ........          1998(4)          $101,538             $5,850          $1,106           12,500
  Chief Financial Officer &          1997               62,731              4,433             963               --
  Secretary

----------

(1)      Ms. North joined the Company in October 1997.

(2) Mr. Egan was named Executive Vice President - Global Sales on January 31, 1998.

(3)      Includes sales commissions of $53,995.

(4) Mr. Godfrey served as Chief Financial Officer and Secretary of the Company from November 1997 until January 5, 1999, when he resigned those positions.

DIRECTORS' FEES

         The Company's present policy is not to pay any cash compensation to directors who are also employees of the Company for their services as directors. Each non-employee director of the Company receives an automatic grant of options to purchase 3,750 shares of Common Stock on each January 5. Each non-employee director of the Company also receives $500 for each Board meeting attended, plus reimbursement of travel and other expenses incurred in connection with the performance of their duties.

         In addition, all new non-employee directors of the Company receive a one-time grant of an option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. Such options expire, unless previously exercised or terminated, ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Board of Directors is currently comprised of Larry M. Carr, Edward S. Redstone and Julia B. North. With the exception of Ms. North, who serves as President & Chief Executive Officer of the Company, none of the members of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries during fiscal 1998. Except as set forth below, there were no material transactions between the Company and any of the members of the Compensation Committee during fiscal 1998.

         On February 18, 1998, Edward S. Redstone, a director of the Company, loaned $500,000 to the Company in order to provide the Company with short-term liquidity. This loan was repaid in full on February 27, 1998, including accrued interest of $1,045.

         In connection with private placement transactions by the Company in 1998, Messrs. Carr and Redstone purchased 18-month term notes on October 1, 1998 in the amount of $400,000 and $200,000, respectively. Interest accrues on the outstanding principal indebtedness at a rate per annum equal to three percent in excess of the prime rate. In addition, Messrs. Carr and Redstone were granted 50,000 and 25,000 warrants, respectively, to purchase shares of Common Stock of the Company. The warrants will have a term of five years, expiring on October 1, 2003, and will become exercisable on April 1, 2000 at an exercise price of $1.68 per share. The term notes were purchased and warrants received by these directors on the same terms as were offered to other investors.

STOCK OPTION PLAN

         The Company, by action of its Board of Directors, adopted the 1991 Stock Option Plan (the "1991 Plan") for officers, directors and employees of the Company or of a wholly-owned subsidiary of the Company. The 1991 Plan was approved by the shareholders of the Company on October 10, 1991. In July 1992, the 1991 Plan was amended to, among other things, provide for the automatic grant of options to the Company's non-employee directors, to increase the number of shares of Common Stock available for grant thereunder and to expand the class of persons eligible to receive options under the 1991 Plan to include employees of majority-owned subsidiaries of the Company. In November 1993, the 1991 Plan was further amended to expand the class of persons eligible to receive options under the 1991 Plan and to increase the number of shares of Common Stock available for grant thereunder. The 1991 Plan, as amended by the shareholders of the Company on May 19, 1998, provides for the grant of options to purchase up to an aggregate of 915,514 shares of the Company's Common Stock. Under the terms of the 1991 Plan, the Stock Option Committee of the Board of Directors may grant options to purchase shares of Common Stock to officers, directors and employees of the Company or of a subsidiary of the Company.

         The following table provides certain information concerning individual grants of stock options under the Company's 1991 Stock Option Plan made during the year ended December 31, 1998 to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                 INDIVIDUAL GRANTS
                          --------------------------------------------       POTENTIAL REALIZABLE
                                      % OF TOTAL                                VALUE AT ASSUMED
                                       OPTIONS    EXERCISE                  ANNUAL RATES OF STOCK
                                      GRANTED TO  OR BASE                   PRICE APPRECIATION FOR
                          OPTIONS     EMPLOYEES    PRICE                        OPTION TERM(1)
                          GRANTED     IN FISCAL   ($ PER    EXPIRATION      ----------------------
      NAME                  (#)         YEAR       SHARE)     DATE              5%            10%
      ----                  ---         ----       ------     ----           -----          -----
Julia B. North ...        12,500(2)      7.9      $1.000    12/21/08        $ 7,861        $19,922

Richard W. Egan ..        12,500(3)      7.9       2.876     6/16/08         22,609         57,295
                          12,500(4)      7.9       1.000    12/21/08          7,861         19,922

E. Anthony Godfrey        12,500(5)      7.9       2.876     6/16/08         22,609         57,295

----------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of option assuming that the market price of the Company's Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.

(2)      Option is fully vested.

(3) Options vest as follows: 4,167, 4,167 and 4,166 shares on each of June 16, 1999, 2000 and 2001, respectively.

(4) Options vest as follows: 4,167, 4,167 and 4,166 shares on each of December 21, 1999, 2000 and 2001, respectively.

(5) Options vest as follows: 4,167, 4167 and 4,166 shares on each of June 16, 1999, 2000 and 2001, respectively. Mr. Godfrey resigned his positions as Chief Financial Officer and Secretary on January 5, 1999. Accordingly, options granted to him in 1998 expired without being exercised.

       The following table provides certain information concerning the value of unexercised options held by the Named Executive Officers under the Company's Stock Option Plans as of December 31, 1998. No options were exercised by any of the Named Executive Officers during 1998.

                                    NUMBER OF UNEXERCISED                 VALUE OF UNEXERCISED IN-THE-
                                    OPTIONS AT FISCAL YEAR                  MONEY OPTIONS AT FISCAL
                                             END                                 YEAR END (A)
                                             ---                                 ------------
      NAME                    EXERCISABLE         UNEXERCISABLE        EXERCISABLE         UNEXERCISABLE
      ----                    -----------         -------------        -----------         -------------
Julia B. North ...               75,000               50,000               $ --               $ --

Richard W. Egan ..                4,074               27,168                 --                 --

E. Anthony Godfrey               22,916               12,500                 --                 --

----------

(a) Dollar values were calculated by determining the difference between the fair market value of the underlying securities at year-end ($1.00 per share) and the exercise price of the options.

                              CERTAIN TRANSACTIONS

     Reference is made to "Executive Compensation - Compensation Committee Interlocks and Insider Participation" for information regarding certain transactions between the Company and each of Larry M. Carr and Edward S. Redstone, directors of the Company, during fiscal 1998.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market Index and the Nasdaq Electronics Components Stock Index for the period commencing on December 31, 1993 and ending December 31, 1998 (the "Measuring Period"). The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1993. The yearly change in cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for each fiscal year, assuming dividend reinvestment, and (b) the change in share price between the beginning and end of the Measuring Period, by (ii) the share price at the beginning of the Measuring Period. The Company has not paid any cash dividends.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
              VSI ENTERPRISES, INC., NASDAQ STOCK MARKET INDEX AND
                    NASDAQ ELECTRONICS COMPONENTS STOCK INDEX

                                                                             NASDAQ
                                                        NASDAQ                ELECT.
MEASUREMENT PERIOD                                   STOCK MARKET          COMPONENTS
(FISCAL YEAR COVERED)    VSI ENTERPRISES, INC.          INDEX                  S.I.
---------------------    ---------------------          -----                  ----
      12/31/93                    100                    100                    100
      12/30/94                     61                     98                    110
      12/29/95                     45                    138                    183
      12/31/96                    137                    170                    316
      12/31/97                     76                    209                    332
      12/31/98                      9                    294                    513

       ASSUMES $100 INVESTED ON DECEMBER 31, 1993 IN VSI ENTERPRISES, INC.
                   COMMON STOCK, NASDAQ STOCK MARKET INDEX AND
                    NASDAQ ELECTRONICS COMPONENTS STOCK INDEX

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION


     During the year ended December 31, 1998, the Compensation Committee of the Board of Directors was comprised of two non-employee members and one employee member of the Board. The Compensation Committee is responsible for: (i) setting the Company's compensation philosophy and policies; (ii) setting the terms and the administration of compensation plans for officers of the Company; (iii) review and approval of pay recommendations for the executive officers of the Company; and (iv) initiation of all compensation actions for the Chief Executive Officer of the Company.

     The Company's compensation policies have been designed to align the financial interests of the Company's management with those of its stockholders, and reflect the nature of the Company by taking into account the Company's operating environment and the expectations for growth and enhanced profitability. Compensation for each of the Company's executive officers consists of a base salary, discretionary performance bonus and stock options. The Company does not currently provide executive officers with other long-term incentive compensation other than the ability to contribute their earnings to the Company's 401(k) Plan.

     The Compensation Committee's philosophy is that the predominant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock options. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of the Company (through grants of stock options), while maintaining other elements of the Company's compensation program at conservative levels, will enable the Company to attract and retain executives with the outstanding management abilities and entrepreneurial spirit which are essential to the Company's ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

     At least annually, the Compensation Committee reviews salary recommendations for the Company's executives (other than the Chief Executive Officer) and then approves such recommendations, with any modifications it has deemed appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package, and the Compensation Committee's assessment of his or her past performance and its expectation as to his future performance in leading the Company. Generally, such salaries have been below levels paid to executives with comparable qualifications, experience and responsibilities at other similarly situated companies.

     The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in the Company's revenue, net income, net income per share and market penetration, as well as improvements in operating efficiencies. The assessment of performance achievement is considered in relation to the maximum normal bonus opportunity, which is paid for achieving outstanding levels of performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by the Chief Executive Officer.

     Stock options represent a substantial portion of compensation for the Company's executive officers, including the Chief Executive Officer. Stock options are granted at the prevailing market price on the date of grant, and will only have value if the Company's stock price increases. Generally, option grants vest in equal amounts over a period of three years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by the Company at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with the Company and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of the Company's stockholders, since the ultimate value of such compensation is linked directly to stock price.

     In the year ended December 31, 1998, the Company granted: its Chief Executive Officer Julia B. North options to purchase 12,500 shares of the Company's Common Stock; its Chief Financial Officer E. Anthony Godfrey options to purchase 12,500 shares of the Company's Common Stock; its Executive Vice President-Global Sales Richard W. Egan options to purchase 25,000 shares of the Company's Common Stock; its Vice President-Operations Emmett H. Reed options to purchase 18,750 shares of the Company's Common Stock; and its Chief Technical Officer Richard C. Mays options to purchase 12,500 shares of the Company's Common Stock.

     The Compensation Committee continually evaluates the Company's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of the Company's stockholders and with Company performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and Company performance.

                                    Larry M. Carr, Chairman
                                    Edward S. Redstone
                                    Julia B. North

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Report of Compensation Committee on Executive Compensation and the Stockholder Return Performance Graph shall not be incorporated by reference into any such filings.

                                 AGENDA ITEM TWO
                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
            TO INCREASE AUTHORIZED COMMON STOCK TO 23,000,000 SHARES

GENERAL

         On April 21, 1999, the Company entered into an agreement with Thomson Kernaghan & Co., Ltd. ("Thomson Kernaghan") to restructure, subject to certain conditions, a $900,000 term note held by Thomson Kernaghan. This note matures on May 16, 1999 and is secured by the Company's patents. As of April 1, 1999, approximately $1,007,000 was outstanding under the note, including accrued interest and penalties. As described below, the restructuring of the note would involve (i) the issuance of shares of common stock of the Company to Thomson Kernaghan, (ii) the issuance of common stock purchase warrants to Thomson Kernaghan, (iii) the similar restructuring of not less than $1.0 million of other indebtedness of the Company through the issuance of shares of common stock and warrants, and (iv) the receipt by the Company of not less than $1.0 million in new equity capital, which would require the issuance of shares of common stock and warrants. The completion of these transactions will require the Company to issue up to 5,000,000 shares of common stock and to reserve an additional 3,000,000 shares of common stock for subsequent issuance upon the exercise of warrants issued in connection therewith. The actual number of shares and warrants issued could be less, depending on the price of the Company's common stock at the time of the closing of the transactions.

         The Company currently has approximately 1,600,000 shares of common stock available for issuance. As a consequence, in order to complete these transactions, the Certificate of Incorporation of the Company must be amended to increase the number of shares of common stock available for issuance. Accordingly, the following resolution will be introduced at the Annual Meeting:

         RESOLVED: That Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

                  "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Twenty-Three Million Eight Hundred Thousand (23,800,000). Twenty-Three Million (23,000,000) shares shall be designated 'Common Stock' and shall have a par value of $.001. Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.00025. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine."

         The Board of Directors recommends that shareholders approve the proposed amendment to the Company's Certificate of Incorporation because it considers the proposal to be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies.

BACKGROUND

         On February 23, 1998, the Company issued $3.0 million of 5% convertible debentures due February 2000 to Thomson Kernaghan. The proceeds of the debentures were utilized by the Company for working capital purposes and to allow the Company to deliver two large customer orders. The debentures were convertible into shares of common stock of the Company at the option of the holder at the lesser of (i) $8.00 per share or,
(ii) 85% of the average closing bid price of the Company's common stock.

         Shortly after the debentures were issued, the Company's stock price began to decline. Management of the Company believed that this decline was due to, among other things, a decrease in demand for the stock resulting from uncertainty in the investment community as to the potential dilution upon conversion of the debentures. In an attempt to eliminate the overhang presented by the debentures, the Company redeemed $1,040,000 of the debentures in October 1998. This redemption was funded from the proceeds of a private placement of $1.3 million of term notes to accredited investors. These notes mature on March 31, 2000 and accrue interest at an annual rate of prime plus 3%. In November 1998, the Company redeemed an additional $400,000 of the debentures and converted the remaining debentures to a $900,000 term note.

         The $900,000 term note issued to Thomson Kernaghan matures on May 16, 1999 and accrues interest at an annual rate of 14%. The note is secured by the Company's seven patents. The Company has not paid a $300,000 installment of principal under the note, which installment was due February 16, 1999. The failure to make this repayment subjected the Company to a $30,000 per month penalty until the full balance is repaid. If the Company does not repay the note by May 16, 1999, the Company will be obligated to pay Thomson Kernaghan an additional $30,000 on the 16th of each month until the debt is paid. Additionally, Thomson Kernaghan may take possession of the Company's patents, which have been pledged as collateral for this debt.

TERMS OF THE DEBT RESTRUCTURING

         The restructuring of the note issued to Thomson Kernaghan involves a cash payment by the Company of $150,000 and the issuance of up to 1,500,000 shares of common stock of the Company to Thomson Kernaghan to repay the balance of the note. Shares to be issued to Thomson Kernaghan will be valued at the greater of (i) the average closing price of the common stock of the Company for the ten trading days immediately preceding closing, or (ii) $0.67 per share. Thomson Kernaghan will also receive warrants to purchase up to 300,000 shares of common stock, as follows: (a) a warrant to purchase one share of common stock, exercisable for a term of five years at a price of $1.00 per share, for each $4.00 of principal and interest retired (less the $150,000 cash payment), and
(b) a warrant to purchase one share of common stock, exercisable for a term of five years at a price of $1.50 per share, for each $12.00 of principal and interest retired (less the $150,000 cash payment).

         The agreement with Thomson Kernaghan requires the Company to file with the Securities and Exchange Commission, on or before the closing date, a registration statement covering the shares of common stock to be issued to Thomson Kernaghan in exchange for the repayment of the note, as well as shares issuable upon exercise of the warrants granted to Thomson Kernaghan. The Company has agreed to cause such registration statement to become effective as soon as possible after the closing date, but in no event later than 90 days following the closing date. Notwithstanding such registration, Thomson Kernaghan has agreed not to sell any shares for a period of one year after the closing date and, thereafter, Thomson Kernaghan will not, during any period of 30 consecutive days, sell more than 10% of the shares issued to it; provided that, commencing 30 days following the closing, during any period of 30 consecutive days, sales of no more than 10% of the shares issued to it may be made by Thomson Kernaghan if (i) closing price for the common stock equals or exceeds $1.25 per share for each of the five trading days immediately preceding the sale and (ii) any such sale by Thomson Kernaghan is at a price which equals or exceeds $1.25 per share.

         Completion of the transactions contemplated by the agreement with Thomson Kernaghan is subject, among other things, to

- approval by the shareholders of the Company of an amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to complete the transactions contemplated by the agreement,

- the agreement of the holders of not less than $1.0 million of term notes to similarly restructure their debt to the Company,

-        the receipt of not less than $1.0 million in new equity capital, and

-        closing on or before July 15, 1999.

REASONS FOR AND EFFECT OF THE DEBT RESTRUCTURING

         The failure of the Company to restructure its indebtedness to Thomson Kernaghan would result in the Company being unable to repay this debt when it comes due on May 16, 1999. The failure of the Company to timely repay this indebtedness may result in Thomson Kernaghan taking possession of or selling the Company's patents, which have been pledged by the Company as collateral for this debt. If Thomson Kernaghan takes possession of or sells the patents, the Company no longer has any rights in the technology described therein. To continue to be able to sell and service its videoconferencing products, which embody the technology covered by the patents, the Company will be required to license this technology from Thomson Kernaghan or any subsequent owner. There can be no assurance that any such license will be granted on commercially reasonable terms or at all. Accordingly, if the Company is unable to restructure its debt with Thomson Kernaghan, and is unable to license the technology covered by the patents on commercially reasonable terms, it will be unable to sell and service its videoconferencing products, in which event, the Company may seek protection under federal bankruptcy laws.

         In order to avoid a default under the note issued to Thomson Kernaghan, the Board of Directors has determined the agreement to restructure the note to be in the best interests of the Company and its shareholders.

         If consummated, the transactions contemplated by the agreement with Thomson Kernaghan will result in a reduction of not less than $2.0 million in the Company's current indebtedness, resulting in a stronger balance sheet and reducing interest expense.

         These transactions, however, will result in the immediate issuance of up to 5,000,000 shares of common stock of the Company, which represent approximately 41% of the Company's currently outstanding shares. Giving effect to the exercise of the warrants to be issued in connection with the debt restructuring, up to an additional 3,000,000 shares of common stock would be issued, which would collectively represent approximately 65% of the Company's currently outstanding shares. The issuance of these additional shares would substantially dilute the ownership interest of the Company's existing shareholders.

         The Company has agreed to register these shares for resale and, subject to certain restrictions described above, a portion of such shares can be sold beginning 30 days after the effectiveness of such registration. Sales and potential sales of substantial amounts of common stock of the Company in the public market could adversely affect the prevailing market prices for the common stock and impair the

Company's ability to raise additional capital through the sale of equity securities.

         Even if the proposed amendment to the Certificate of Incorporation is approved by the Company's shareholders, all of the other conditions contained in the debt restructuring agreement with Thomson Kernaghan will need to be satisfied. One of such conditions is the restructuring of not less than $1.0 million of other indebtedness. The Company is currently in discussions with the holders of its term notes due March 31, 2000 regarding the restructuring of this debt. To date, the holders of approximately $800,000 of these term notes have indicated to the Company that they intend to agree to the debt restructuring. There can be no assurance that the transactions contemplated by the agreement with Thomson Kernaghan will be consummated.

         If the proposed amendment to the Certificate of Incorporation is approved by the Company's shareholders, the Company intends to immediately file a Certificate of Amendment with the Delaware Secretary of State to effect the increase in authorized shares. Accordingly, if the proposed debt restructuring is not completed, these additional shares will be available for other corporate purposes.

VOTE REQUIRED

         The approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Certificate of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                               AGENDA ITEM THREE
                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
            TO INCREASE AUTHORIZED COMMON STOCK TO 40,000,000 SHARES


         In addition to the 8,000,000 additional shares of authorized common stock required to complete the transactions described under "Agenda Item Two" herein, the Board of Directors deems it advisable to have additional shares of common stock available for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, acquisitions, financings and other corporate transactions. If the transactions described under "Agenda Item Two" herein are completed, approval of the proposal set forth in this agenda item would result in approximately 17,000,000 additional shares of common stock being available for future issuance by the Company.

         Approval of this agenda item would result in sufficient shares being authorized so as to permit the Company to complete the transactions described under "Agenda Item Two" herein. Accordingly, your attention is directed to the discussion under "Agenda Item Two."

         At a meeting of the Board of Directors of the Company on March 23, 1999, the directors approved an amendment to Section 5.01 of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to increase the number of authorized shares of Common Stock of the Company from 15,000,000 to 40,000,000 shares. In connection therewith, the following resolution will be introduced at the Annual Meeting:

         RESOLVED: That Section 5.01 of the Certificate of Incorporation, as heretofore added to or amended by certificates filed pursuant to law, is amended to read in its entirety as follows:

                  "5.01 Authorized Shares. The aggregate number of shares which the Company shall have authority to issue is Forty Million Eight Hundred Thousand (40,800,000). Forty Million (40,000,000) shares shall be designated 'Common Stock' and shall have a par value of $.001. Eight Hundred Thousand (800,000) shares shall be designated 'Preferred Stock' and shall have a par value of $.00025. All shares of the Company shall be issued for such consideration, as expressed in dollars, as the Board of Directors may from time to time determine."

         The Board of Directors recommends that shareholders approve the proposed amendment to the Company's Certificate of Incorporation because it considers the proposal to be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. In addition to permitting the completion of the transactions described under "Agenda Item Two" herein, the proposed increase in the number of shares of authorized Common Stock will ensure that additional shares of Common Stock will be available, if needed, for issuance in connection with any possible future transactions approved by the Board of Directors, including, among others, stock splits, stock dividends, acquisitions, financings and other corporate purposes.

         The Board of Directors believes that the availability of the additional shares of Common Stock for such purposes without delay or the necessity for a special shareholders' meeting (except as may be required by applicable law or regulatory authorities or by the rules of any stock exchange on which the Company's securities may then be listed) will be beneficial to the Company by providing it with the flexibility required to consider and respond to future business opportunities and needs as they arise. The availability of additional authorized shares of Common Stock will also enable the Company to act promptly when the Board of Directors determines that the issuance of additional shares of Common Stock is advisable. It is possible that shares of Common Stock may be issued at a time and under circumstances that may increase or decrease earnings per share and increase or decrease the book value per share of shares presently held.

         Although the Company will require additional capital or other financing to fund its operations and continued growth, except as described under "Agenda Item Two" herein, the Company does not have any immediate agreements, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposal to increase the number of authorized shares.

         On April 15, 1999, 12,300,144 shares of Common Stock were issued and outstanding and an aggregate of 1,095,789 shares of Common Stock were reserved for issuance under outstanding stock options and warrants.

         It should be noted that the availability of additional shares could render more difficult or discourage a takeover attempt. For example, additional shares of Common Stock could be issued and sold to purchasers who oppose a takeover bid which is not in the best long-term and short-term interests of the Company, its shareholders and its other constituencies or could be issued to increase the aggregate number of outstanding shares of Common Stock and thereby dilute the interest of parties attempting to obtain control of the Company. In connection with any issuance of shares of Common Stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies. The Board of Directors is presently unaware of any specific effort to accumulate the shares of Common Stock of the Company or obtain control of the Company.

         The approval of the holders of a majority of the issued and outstanding shares of Common Stock of the Company is required for the adoption of the proposed amendment to the Certificate of Incorporation. THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS APPROVE THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Grant Thornton LLP has served as independent auditors of the Company for the fiscal year ended December 31, 1998. The Company has not selected its independent accountants for the fiscal year ending December 31, 1999. Representatives of Grant Thornton LLP are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

ENGAGEMENT OF GRANT THORNTON LLP

         On January 5, 1999, the Company dismissed its independent auditors, Arthur Andersen LLP, and on the same date authorized the engagement of the firm of Grant Thornton LLP as its independent auditors for the fiscal year ending December 31, 1998. Each of these actions was approved by the Board of Directors of the Company.

         Arthur Andersen LLP was engaged as the Company's independent auditor on October 16, 1997 and has only reported on the consolidated financial statements of the Company for the fiscal year ended December 31, 1997. The report of Arthur Andersen LLP on the consolidated financial statements of the Company for the fiscal year ended December 31, 1997 did not contain any adverse opinions or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

         In connection with the audit of the fiscal year ended December 31, 1997 and for the unaudited interim period through January 5, 1999, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make reference to the subject matter of the disagreement in its report. Further, during the fiscal year ended December 31, 1997 and the unaudited interim period through January 5, 1999, neither the Company nor any of its representatives sought the advice of Grant Thornton LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

         In connection with the audit of the fiscal year ended December 31,1997 and the unaudited interim period through January 5, 1999, Arthur Andersen LLP did not advise the Company that (i) the internal controls necessary for the Company to develop reliable financial statements did not exist; (ii) information had come to its attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management; (iii) there existed a need to expand significantly the scope of its audit, or that information had come to Arthur Andersen LLP's attention during the fiscal periods, that if further investigated may (a) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (b) cause Arthur Andersen LLP to be unwilling to rely on management's representations or be associated with the Company's financial statements, and due to Arthur Andersen LLP's dismissal did not so expand the scope of its audit or conduct such further investigation; or (iv) information had come to Arthur Andersen LLP's attention that it concluded materially impacts the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Arthur Andersen LLP's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and due to Arthur Andersen LLP's dismissal, the issue has not been resolved to Arthur Andersen LLP's satisfaction prior to its dismissal.

ENGAGEMENT OF ARTHUR ANDERSEN LLP

         On September 18, 1997, the Company dismissed its independent auditors, Grant Thornton LLP, and on the same date authorized the engagement of the firm of Arthur Andersen LLP as its independent auditors for the fiscal year ending December 31, 1997. Arthur Andersen LLP was formally engaged by the

Company on October 6, 1997. Each of these actions was approved by the Board of Directors of the Company.

         Except as described herein, the report of Grant Thornton LLP on the consolidated financial statements of the Company for the fiscal years ended December 31, 1996 and 1995 did not contain any adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles. Grant Thornton LLP previously reported on the consolidated financial statements of the Company as of and for the year ended December 31, 1995, prior to the restatement for the 1996 merger with Integrated Network Services, Inc. ("INS"), which was accounted for as a pooling of interests. Separate financial statements of INS included in the VSI Enterprises, Inc. and subsidiaries consolidated financial statements as of and for the year ended December 31, 1995 were audited and reported on separately by other auditors. Grant Thornton LLP audited the combination of the Company's consolidated financial statements as of and for the year ended December 31, 1995, after restatement for the 1996 merger with INS. Other than the reference to the separate financial statements of INS included in VSI Enterprises, Inc. and subsidiaries consolidated financial statements as of and for the year ended December 31, 1995, the report of Grant Thornton LLP on the consolidated financial statements of the Company as of and for the year ended December 31, 1995 did not contain any adverse opinion of disclaimer of opinion, nor was it modified as to uncertainty, audit scope or accounting principles.

         In connection with the audit of the fiscal years ended December 31, 1996 and 1995 and for the unaudited interim period through September 18, 1997, there were no disagreements with Grant Thornton LLP on any matter of accounting principle or practice, financial statement disclosure, or audit procedure or scope which disagreement, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement in its report. Further, during the fiscal years ended December 31, 1996 and 1995 and the unaudited interim period through September 18, 1997, neither the Company nor any of its representatives sought the advice of Arthur Andersen LLP regarding the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on the Company's financial statements, which advice was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue.

         In connection with the audit of the fiscal years ended December 31, 1996 and 1995 and the unaudited interim period through September 18, 1997, Grant Thornton LLP did not advise the Company that (i) the internal controls necessary for the Company to develop reliable financial statements did not exist; (ii) that information had come to its attention that led it to no longer be able to rely on management's representations, or that made it unwilling to be associated with the financial statements prepared by management; (iii) that there existed a need to expand significantly the scope of its audit, or that information had come to Grant Thornton LLP's attention during the fiscal periods, that if further investigated may (a) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements), or (b) cause Grant Thornton LLP to be unwilling to rely on management's representations or be associated with the Company's financial statements, and due to Grant Thornton LLP's dismissal did not so expand the scope of its audit or conduct such further investigation; or (iv) that information had come to Grant Thornton LLP's attention that it concluded materially impacts the fairness or reliability of either (a) a previously issued audit report or the underlying financial statements, or (b) the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to Grant Thornton LLP's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements), and due to Grant

Thornton LLP's dismissal, the issue has not been resolved to Grant Thornton LLP's satisfaction prior to its dismissal.

                           ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to the Company's Investor Relations Department, 5801 Goshen Springs Road, Norcross, Georgia 30071. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                           INCORPORATION BY REFERENCE

         The following portions of the Company's Annual Report to Shareholders for the year ended December 31, 1998, which accompanies this Proxy Statement, are incorporated by reference herein: (i) consolidated financial statements of the Company as of December 31, 1998 and 1997 and for the years ended December 31, 1998, 1997 and 1996; and (ii) Management's Discussion and Analysis of Financial Condition and Results of Operations.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 2000 annual meeting must be received at the Company's principal executive offices by December 15, 1999 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.

         With respect to any such proposals received by the Company after March 1, 2000, the persons named in the form of proxy solicited by management in connection with the 2000 annual meeting of shareholders of the Company will have discretionary authority to vote on any such shareholder proposals in accordance with their judgment of that is in the best interests of the Company.

                                  OTHER MATTERS

         The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the annual meeting it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.

                                    By Order of the Board of Directors,



                                    Larry M. Carr, Chairman of the Board

Norcross, Georgia
May 10, 1999

                                   APPENDIX A

                              VSI ENTERPRISES, INC.
                            5801 Goshen Springs Road
                             Norcross, Georgia 30071

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS.

         The undersigned hereby appoints Julia B. North and J. Kendall Keatley or either of them, with power of substitution to each, the proxies of the undersigned to vote the Common Stock of the undersigned at the Annual Meeting of Shareholders of VSI ENTERPRISES, INC. to be held Friday, June 11, 1999, at 10:00 a.m., at the Company's offices, 5801 Goshen Springs Road, Norcross, Georgia 30071, and any adjournments or postponements thereof.

1. To elect four (4) directors for a term of one year and until their successors are elected and have qualified
         [ ] FOR all nominees listed         [ ] WITHHOLD AUTHORITY to vote for
             below (except as marked             all nominees listed below
             to the contrary below)

         LARRY M. CARR, JULIA B. NORTH, HARLAN D. PLATT, PH.D., and EDWARD S. REDSTONE

         INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

         -----------------------------------------------------------------------

--------------------------------------------------------------------------------

2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares to 23,000,000 shares, which will allow the Company to complete the debt restructuring transactions described in the accompanying Proxy Statement;
         [  ] FOR                  [  ] AGAINST             [  ] ABSTAIN

3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 15,000,000 shares to 40,000,000 shares, which will allow the Company to complete the debt restructuring transactions described in the accompanying Proxy Statement and would result in approximately 17,000,000 additional shares of common stock being available for future issuance by the Company; and
         [  ] FOR                  [  ] AGAINST             [  ] ABSTAIN

4. To vote in accordance with their best judgment with respect to any other mattes that may properly come before the meeting or any adjournments or postponements thereof.


THE BOARD OF DIRECTORS FAVORS A VOTE "FOR" THE ABOVE PROPOSALS AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.
--------------------------------------------------------------------------------

                                    Please date and sign this Proxy exactly as
                                    name(s) appears on the mailing label.
                                    --------------------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                    Print Name(s):


                                    NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

                                    Date: --------------------------------------

                                    --------------------------------------------

                                   APPENDIX B

The following portions of the Company's Annual Report to Shareholders for the year ended December 31, 1998 are incorporated by reference into the Company's proxy statement relating to the 1999 annual meeting of shareholders, scheduled to be held on June 11, 1999:

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         As a result of the Company's recurring losses from operations and the Company's ratio of current assets/current liabilities, the Company's independent auditors for the year ended December 31, 1998 have included a paragraph in their audit report accompanying the Company's consolidated financial statements regarding the Company's ability to continue as a going concern.

         In response to those concerns, the Company has undertaken a restructuring of the business operations and balance sheet that, when fully implemented, are intended to achieve profitable operations and provide positive operating cash flows as well as to improve prospects for additional equity capital investments. During the first quarter of 1999, the Company reviewed its operating expenses and substantially reduced fixed management and overhead expenses. In addition, the Company proposes to restructure certain of its outstanding indebtedness. (See "Liquidity and Sources of Capital.")

         As of December 31, 1998, the Company had an accumulated deficit of $46,877,847, of which $16,935,972 was realized in 1998. The Company believes that its ongoing effort to restructure and refocus the strategic direction of the organization, and to eliminate assets that are either non-performing, impaired or unrelated to the core business (resulting in a non-recurring charge of approximately $10.3 million in 1998), will enable it to compete in the domestic videoconferencing and control system market.

FINANCIAL CONDITION

         During the year ended December 31, 1998, the Company's total assets decreased approximately 52% to $10,960,965 from $22,880,459 at December 31, 1997. A large part of the decrease resulted from a $7,767,444 impairment charge of most of the goodwill from two non-core assets. Other factors were:

- 92% decrease in other long-term assets, primarily due to the sale and impairment of investments in two other companies
- 57% decrease in inventories, primarily due to an approximately $1.68 million write-down of obsolete or slow-moving videoconferencing inventory
- 86% decrease in rental and demonstration inventory, due to write-downs of obsolete demonstration inventory and the closing of several sales offices
- 89% decrease in software development costs, net, due to impairment of capitalized costs

         Cash and cash equivalents as of December 31, 1998 increased $282,732, or approximately 32%, to $1,134,231 from $859,684 on December 31, 1997.

         Total stockholders' equity decreased $14,588,279, or approximately 94%, from December 31, 1997, primarily because of the $16,935,972 net loss for the year.

RESULTS OF OPERATIONS

      YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

         As part of an ongoing effort to restructure and refocus the strategic direction of the Company, and to eliminate assets that are either non-performing, impaired or unrelated to the core business, the Company took a non-cash and non-recurring charge of approximately $10.3 million in 1998. The charge included: the write-down of obsolete or slow-moving videoconferencing and demonstration inventory ($1.88 million); the loss from the sale of investments in two companies ($450,000); a write-down of capitalized software development costs ($180,000); and the write-off of most of the goodwill from the acquisitions of VSI n.v. in 1992 and ETI in 1996 ($7.76 million). As a result, many of the comparisons between 1998 and 1997 financial results in several categories have been significantly impacted by the non-recurring charges and/or the related changes in organizational structure and strategic direction.

         Also, results for 1998 and 1997 reflect the December 1998 closure of INS. Results for years presented have been restated to reflect the discontinuance of operations of INS.

REVENUES

         Revenues for the year ended December 31, 1998 were $19.4 million, an approximately 1% decrease over revenues for the year ended December 31, 1997. An approximately 12% increase in videoconferencing systems revenues was more than offset by an approximately 21% decrease in commissions from telephone network reselling. That decrease was due to lower revenues during 1998 at ETI, the Company's network reselling subsidiary, that resulted from lower commission rates and higher than anticipated chargebacks for disconnections and cancellations.

GROSS MARGIN

         Gross margin as a percentage of revenues for the year ended December 31, 1998 was approximately 37%, down from 51% for the year ended December 31, 1997. The decrease was due to higher than usual sales of lower margin videoconferencing products during the second and third quarters of 1998, primarily from a $2.3 million order to a customer in China, and to lower revenues during the first quarter of 1998 at ETI.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the year ended December 31, 1998 were $13,023,732, a decrease of $479,808, or approximately 4%, over the year ended December 31, 1997, due to improvements in parts procurement and ongoing cost reduction programs; and an approximately 10% reduction in workforce during 1998.


RESEARCH AND DEVELOPMENT EXPENSES

         The Company charges research and development costs to expense as incurred until technological feasibility of a software product has been established. Software development costs incurred after technological feasibility has been established are capitalized and amortized over the useful life of the product. For the year ended December 31, 1998, the Company's research and development expenses were $786,103, an approximately 24% decrease over the year ended December 31, 1997. The decrease was due to a reduction in workforce.

IMPAIRMENT LOSS

         At December 31, 1998, an impairment loss of $7,767,444 was charged to operations. The majority of that loss -- $6,995,211 - was charged to operations as an impairment of the original goodwill recorded with the Company's acquisition of ETI. Management decreased ETI's goodwill to its estimated value based on expected future undiscounted cash flows from ETI's operations, primarily due to a change in the commission structure initiated by ETI's major customer. An additional $577,077 impairment loss was recorded to eliminate all remaining goodwill related to VSI Europe, and an additional $195,156 impairment loss was recorded to write down VSI Europe's net assets to zero. Management recorded the impairment loss in light of VSI Europe's continuing operating losses. See Note A-7 and A-10 to the consolidated financial statements.

OTHER EXPENSES

         Other expenses, primarily finance charges, were $1,682,303 for the year ended December 31, 1998, an increase of $1,606,134 over the year ended December 31, 1997. The increase was primarily due to amortization of debt discount costs during the vesting period (the second and third quarters of 1998) of the conversion feature of the Company's convertible debentures; the amortization of debt issuance costs associated with the Company's convertible debentures; and interest expense from the convertible debentures.

NET LOSS

         Net loss for the year ended December 31, 1998 was $16,935,972, a $11,118,606, or approximately 191%, increase over the net loss of $5,817,366 for the year ended December 31, 1997. Net loss from continuing operations was $16,516,999, a $11,645,395, or approximately 239%, increase over the net loss of $4,871,604 for the year ended December 31, 1997. The increase in net loss was due primarily to non-cash and non-recurring charges of approximately $10.3 million in 1998.

         Excluding the non-recurring charges of approximately $10.3 million, the net loss was approximately $6.6 million, an approximately $800,000 increase over the net loss for the year ended December 31, 1997. The non-recurring charges included: the write-down of obsolete or slow-moving videoconferencing and demonstration inventory ($1.88 million); the loss from the sale of investments in two companies ($450,000); a write-down of capitalized software development costs ($180,000); and the write-off of most of the goodwill from the acquisitions of VSI Europe in 1992 and ETI in 1996 ($7.76 million).

         YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUES

         Revenues for the year ended December 31, 1997 were $19.6 million, an approximately 54% increase over revenues for the year ended December 31, 1996. The increase was primarily due to the recognition of a full year of revenue from wholly-owned subsidiary ETI in 1997, compared to three months of revenue from ETI in 1996. ETI was acquired in October 1996.

GROSS MARGIN

         Gross margin as a percentage of revenues for the year ended December 31, 1997 was 51%, up from 28% for the year ended December 31, 1996, due to the addition of high margin sales and account management commissions from ETI, a sales agency for a number of major telecommunications companies.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

         Selling, general and administrative expenses for the year ended December 31, 1997 were $13,503,540, an increase of $5,248,453, or 64%, over the year ended December 31, 1996, due to an increase in the Company's sales, marketing and distribution initiatives in the United States (primarily due to the October 1996 acquisition of ETI and its sales force) and the Far East.

RESEARCH AND DEVELOPMENT EXPENSES

         The Company charges research and development costs to expense as incurred until technological feasibility of a software product has been established. Software development costs incurred after technological feasibility has been established are capitalized and amortized over the useful life of the product. For the year ended December 31, 1997, the Company's research and development expenses were $1,031,814, a 13% decrease over the year ended December 31, 1996. Expenses in 1996 had been somewhat higher than historical levels, due to an expansion in the research and development workforce to accommodate projects related to forthcoming generations of the Omega( product line and other software projects. Many of those projects were completed or were winding down by first quarter 1997, and the workforce -- primarily at subsidiary VSI Solutions, Inc. -- was reduced.

OTHER EXPENSES/INCOME TAXES

         Non-operating expenses and income taxes for the year ended December 31, 1997 were $269,410, a 94% increase over non-operating expenses and income taxes for the year ended December 31, 1996. The increase was primarily due to the payment of state taxes in Rhode Island by ETI, which was profitable in 1997.

NET LOSS

         Net loss for the year ended December 31, 1997 was $5,817,366, a 13% improvement over the net loss for the year ended December 31, 1996. Excluding a charge to reflect obsolescence of certain inventory of approximately $2.1 million, the net loss for the year was approximately $3.7 million, a 44% improvement over 1996. The decrease in the loss was primarily due to a 54% increase in revenues and a substantial improvement in gross margins.

LIQUIDITY AND SOURCES OF CAPITAL

GENERAL

         As of December 31, 1998, the Company had cash and cash equivalents of $1,134,231. The Company's liquidity sources include existing cash and credit facilities. In order to meet its cash flow requirements, short-term debt and approximately $600,000 in accrued but unpaid sales tax obligations, the Company will require additional funding in 1999. This additional funding could be in the form of the sale of assets, debt, equity, or a combination. A further reduction in operating expenses has also been effected in order to maximize the Company's allocation of cash resources. However, there can be no assurance that the Company will be able to obtain such financing if and when needed, or that if obtained, such financing will be sufficient or on terms and conditions acceptable to the Company.

         On February 23, 1998, the Company issued $3,000,000 of 5% Convertible Debentures due February 2000 ("the Debentures") to Thomson Kernaghan & Co. Ltd. ("Thomson Kernaghan"), the proceeds of which were utilized for working capital purposes. The debentures were convertible into shares of common stock of the Company at the option of the holder at the lesser of (i) $8.00 per share or (ii) 85% of the average closing bid price of the Company's common stock. The debenture holder was also granted warrants to purchase 9,375 shares of common stock of the Company, at an exercise price of $2.40 per share. An agent involved in the placement of the debentures received warrants to purchase 9,375 shares of common stock of the Company, at an exercise price of $10.00 per share.

         During the year, $710,000 of debentures, plus accrued interest of $13,531, were converted by the debenture holder into 445,956 shares of common stock of the Company. The Company also paid $128,858 in accrued interest and fees.

         Also, in November 1998, $1,440,000 of debentures were redeemed by the Company at face value as follows: (i)$1,040,000 of debentures were bought back at face value on October 1, 1998 (at which time the Company paid $128,858 in accrued interest and fees); and (ii) $400,000 of debentures were bought back at face value on November 16, 1998 (at which time the Company paid a fee of $50,000). The remaining debentures were converted on November 16, 1998 into a $900,000 term note to Thomson Kernaghan, at an interest rate of 14% per annum, due on or before May 16, 1999. At that time, Thomson Kernaghan was issued warrants to purchase 25,000 shares of common stock of the Company, at an exercise price of $2.40 per share.

         Of the 445,956 shares issued upon conversion of the debentures, 50,000 shares were held in escrow at December 31, 1998, with 25,000 of these shares issued in January 1999 and 25,000 issued in February 1999. To secure payment of the note, VSI granted the debt holder a security interest in VSI's seven patents issued by the U.S. Patent & Trademark Office. In the event of default, the debt holder could foreclose on its security interest in the patents.

         VSI has not paid a $300,000 installment of principal under the term note, which installment was due February 16, 1999. The failure to make this payment subjects VSI to a $30,000 per month penalty fee until the full balance is repaid. If VSI does not repay the note on or before May 16, 1999, VSI will be obligated to pay the debt holder an additional penalty of $30,000 on the 16th of each month until the debt is paid. As of March 30, 1999, the outstanding balance under this note, including accrued interest and penalties, was $1,006,257.

         The Company is current negotiating with Thomson Kernaghan to restructure the term note. The restructuring of this note may involve a cash payment by the Company and the issuance of shares of common stock of the Company to Thomson Kernaghan to repay the note. If the debt to Thomson Kernaghan cannot be restructured, Thomson Kernaghan may take possession of the Company's patents which secure this debt. In the event the Company is unable to license this technology from Thomson Kernaghan, the Company will be unable to manufacture, sell and service its videoconferencing systems. See "Factors Affecting Future Performance."

         The cash redemption of a portion of the convertible debentures was funded in part from the proceeds of a private placement of term notes by the Company in October and November of 1998. The notes mature on March 31, 2000 and accrue interest at an annual rate of prime plus 3% per annum. Purchasers of notes also received a warrant to purchase one share of common stock of the Company for each $8.00 of notes purchased. Warrants have an exercise price of $1.68 per share and are exercisable commencing on April 1, 2000. The Company is delinquent in the payment of approximately $35,000 of interest due March 31, 1999 with respect to these term notes. Payment of this amount has been deferred pending resolution of the Company's negotiations regarding the restructuring of the Thomson Kernaghan term note.

         In December 1998, the Company received $250,000 from the sale of the Company's investment in Educational Video Conferencing, Inc., a New York-based provider of distance education services. In October 1998, the Company received $243,000 from the sale of the Company's investment in Global TeleMedix, Inc., a Massachusetts-based provider of telemedicine software.

         In October, 1998, the Board of Directors of the Company authorized a stock repurchase program pursuant to which management is authorized to repurchase up to 250,000 shares of common stock of the Company. As of March 15, 1999, the Company had not repurchased any shares of its common stock. Any future purchases will be financed from the Company's cash reserves.

CREDIT FACILITIES

         VSI

         Since June 1995, Videoconferencing Systems, Inc. (VSI), a subsidiary of the Company, has had a revolving credit and security agreement with Fidelity Funding of California Inc. This credit facility provides the Company with up to $4,000,000 at an interest rate of prime plus 2% per annum. Funds available under the credit facility are based on 80% of eligible VSI accounts receivable invoices, with certain restrictions. The credit facility is secured by the accounts receivable, inventory and certain fixed assets of VSI. At December 31, 1998, approximately $83,000 was owed to Fidelity Funding.

         ETI

         On October 8, 1998, ETI entered into a financing agreement with RFC Capital, Inc., whereby RFC Capital, Inc. purchases eligible accounts receivable for 90% of the accounts receivable amount, up to $1,500,000, at an interest rate of prime plus 2.75% per annum. This amount may be increased, subject to additional payment of commitment fees by ETI, to $5,000,000. If any account receivable is not paid within 90 days, ETI is required to buy back the account receivable for the full purchase price. The credit facility is secured by eligible accounts receivable. As of December 31, 1998, approximately $1,403,000 was owed to RFC Capital, Inc.

         INS

         In December 1996, VSI Network Services, Inc. (d/b/a Integrated Network Services, or INS), a wholly owned subsidiary of the Company, established a revolving credit and security agreement with Presidential Financial Corporation. This credit facility provides INS with up to $750,000 at an interest rate of prime plus 3% per annum. Funds available under the credit facility are based on 80% of eligible accounts receivable invoices, with certain restrictions. The credit facility is secured by accounts receivable, inventory and fixed assets of INS. At December 31, 1998, approximately $248,000 was owed to Presidential Financial Corporation.

         With INS ceasing operations on December 31, 1998, VSI is obligated to repay the balance owed Presidential Financial Corporation. On March 31, 1999, that amount was approximately $138,000. The Company expects to repay the full amount during 1999 upon the collection of outstanding INS accounts receivable.

         VSI n.v.

         In February 1998, Videoconferencing Systems, n.v., a wholly owned subsidiary of the Company, entered into a revolving credit and security agreement with Kredietbank, n.v. This credit facility provides Videoconferencing Systems, n.v. with up to $550,000 at an interest rate of 5% per annum. The credit facility is secured by 137,500 shares of common stock of the Company, held in escrow by Kredietbank, n.v. At December 31, 1998, approximately $253,000 was owed to Kredietbank, n.v.

         At December 31, 1998, Videoconferencing Systems, n.v. had a secured bank facility with Generale Bank of approximately $166,000, of which approximately $157,000 was outstanding at that time.

OPERATING LOSS CARRYFORWARDS

         As of December 31, 1998, the Company had operating loss carryforwards for U.S. income tax purposes of approximately $29,389,000 available to reduce future taxable income through 2013. The Company also has investment and research and experimental credits of approximately $89,000 available to reduce future income taxes payable through 2013. During 1993, the Company experienced a change in control, as defined under Section 382 of the Internal Revenue Code. As a result, the utilization of approximately $7,000,000 in tax loss carryforwards will be limited to approximately $1,000,000 annually.

         Videoconferencing Systems, n.v. has net operating loss carryforwards of approximately $3,350,000 that can be used to offset future taxable income. These carryforwards can be carried forward indefinitely. The resulting deferred income tax asset has been reduced to zero by a related valuation allowance.

YEAR 2000

         The Company has assessed the impact of the Year 2000 issue on its computer systems and is in the process of remediating the affected hardware and software.

         The Company utilizes various computer workstations and software packages as tools in running its accounting and operations areas. Most are PC-based and are Year 2000 compliant, with the exception of some older workstations that will be phased out by 2000. Also, the primary accounting system is not currently Year 2000 compliant, and management plans during 1999 to implement any necessary vendor upgrades and modifications to ensure continued functionality with respect to any accounting software problems associated with Year 2000.

         With respect to the production of its own proprietary software and hardware, the Company has taken the necessary steps to ensure that its proprietary technology is Year 2000 compliant. The

Company's videoconferencing products use PC controllers of recent vintage that are computed in and displayed in four-digit format. In addition, the Company's Omega( software uses "C" libraries that compute the date based on a count of the number of seconds from January 1970. Those software libraries are in no danger of being out of compliance before the year 2038.

         Also, the Company has surveyed the vendors who supply key computer-based components for its videoconferencing systems and services, and found that all are Year 2000 compliant. The Company will continue to monitor and assess the Year 2000 situation on an ongoing basis, especially in its dealings with new vendors or suppliers, and will take appropriate corrective action as needed.

         Contingency planning is a normal part of VSI's sales cycle, given lead time for parts and installation windows. VSI has included Year 2000 concerns into normal contingency planning without forming a separate department of task force to address these concerns. The Company has not developed a separate Year 2000 contingency plan, since to date no adverse effect from the Year 2000 issue has been identified. Should it be determined that any major vendors, service providers or partners may be negatively impacted by the Year 2000 issue, the Company will develop contingency plans for affected areas or make use of alternate suppliers.

         Expenditures for the Year 2000 project have to date been immaterial and are being expensed as incurred. These expenditures have not had, and are not expected to have, a material impact on the consolidated financial position, results of operation or cash flows of the Company.

FORWARD-LOOKING STATEMENTS

         Certain statements contained in this filing are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings. (See "Risk Factors" in the section that follows).

FACTORS AFFECTING FUTURE PERFORMANCE

         The Company is subject to the risks associated with being wholly dependent upon the performance of its subsidiaries. The following summarizes certain of the risks inherent in the Company's business:

         Working Capital Requirements; Need for Additional Financing. The Company will require additional capital or other financing to finance its operations and continued growth. The Company may seek additional equity financing through the sale of securities on a public or a private placement basis on such terms as are reasonably attainable. There can be no assurance that the Company will be able to obtain such financing when needed, or that if obtained, it will be sufficient or on terms and conditions acceptable to the Company.

         No History of Profitability. After 13 years of operations, the Company has not reported any profits for a full year of operations. There can be no certainty regarding the Company's ability to achieve or sustain profitability in the future. Whether or not the Company is able to operate profitably, the Company will require additional capital to finance its operations.

         Restructuring of Indebtedness. The Company is currently in negotiations to restructure all indebtedness of the Company owing to Thomson Kernaghan, which currently totals approximately $1.0 million. A substantial portion of this indebtedness may be retired in exchange for the issuance of common stock of the Company, which will dilute the ownership of the Company's shareholders. Additionally, sales and potential sales of substantial amounts of common stock of the Company in the public market could adversely affect the prevailing market prices for the common stock and impair the Company's ability to raise additional capital through the sale of equity securities.

         The failure of the Company to restructure its indebtedness to Thomson Kernaghan would result in the Company being unable to repay the term note when it comes due in May 1999. The failure of the Company to timely repay this indebtedness may result in Thomson Kernaghan taking possession of the Company's patents, which have been pledged by the Company as collateral for this debt. If Thomson Kernaghan takes possession of the patents, the Company will no longer have any rights in the technology described therein. To continue to be able to sell its videoconferencing products, which embody the technology covered by the patents, the Company will be required to license this technology from Thomson Kernaghan. There can be no assurance that any such license will be granted on commercially reasonable terms or at all. Accordingly, if the Company is unable to restructure its debt with Thomson Kernaghan, and is unable to license the technology covered by the patents on commercially reasonable terms, it will be unable to continue to sell its videoconferencing products, in which event, the Company may seek protection under federal bankruptcy laws.

         Integration of Acquired Businesses. An important element of the Company's growth strategy is to expand through acquisitions. The Company's future success is dependent upon its ability to finance and effectively integrate acquired businesses with the Company's operations. There can be no assurance that past or future acquisitions will be successfully integrated or that any such acquisition will otherwise be successful. In addition, the financial performance of the Company is now and will continue to be subject to various risks associated with the acquisition of businesses, including the financial effects associated with the integration of such businesses. There can be no assurance that the Company's acquisition strategy will be successful.

         Technological Change and New Products. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. Product introductions are generally characterized by increased functionality and better picture quality at reduced prices. The introduction of products embodying new technology may render existing products obsolete and unmarketable. The Company's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, and achieve levels of functionality and price acceptable to the market will be a significant factor in the Company's ability to grow and to remain competitive. If the Company is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, the Company's business and operating results will be materially and adversely affected.

         Dependence on Third Parties. Substantially all of the Company's components, subsystems and assemblies are made by outside vendors. Disruption in supply, a significant increase in price of one or more of these components or failure of a third-party supplier to remain competitive in functionality or price could have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will not experience such problems in the future. Similarly, excessive rework costs associated with defective components or process errors associated with the Company's anticipated new product line of videoconferencing systems could adversely affect the Company's business and operating results.

         Foreign Sales and Operations. During the year ended December 31, 1998, revenues from international sales represented approximately 27% of the Company's net product sales, as compared to 14% of net product sales during the year ended December 31, 1997. The Company's profitability and financial condition therefore will be impacted by the success of these foreign operations. International sales and operations are subject to inherent risks, including difficulties and delays in obtaining pricing approvals and reimbursement, unexpected changes in regulatory requirements, tariffs and other barriers, political instability, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection and adverse tax consequences. Currency translation gains and losses on the conversion to United States dollars from international operations could contribute to fluctuations in the Company's results of operations. If for any reason exchange or price controls or other restrictions on the conversion or repatriation of foreign currencies were imposed, the Company's operating results could be adversely affected. There can be no assurance that these factors will not have an adverse impact on the Company's future international sales and operations and, consequently, on the Company's operating results.

         Concentration of Customers. The Company sells videoconferencing and control systems and network services to a number of major customers. During the year ended December 31, 1998, approximately 37% of the Company's revenues were from Bell Atlantic. There can be no assurance that the loss of this or other customers will not have an adverse effect on the Company's operations.

         Dependence on Key Employees. The Company's development, management of its growth and other activities depend on the efforts of key management and technical employees. Competition for such persons is intense. The Company uses incentives, including competitive compensation and stock option plans, to attract and retain well-qualified employees. There can be no assurance, however, that the Company will continue to attract and retain personnel with the requisite capabilities and experience. The loss of one or more of the Company's key management or technical personnel also could adversely affect the Company. The Company does not have employment agreements with its key management personnel or technical employees. The Company's future success is also dependent upon its ability to effectively attract, retain, train, motivate and manage its employees. Failure to do so could have a material adverse effect on the Company's business and operating results.

         Competition. Competition in the video communications market is intense. In the videoconferencing market, the Company's primary competitors are PictureTel Corporation, VTEL Corporation and Polycom Inc. The Company expects other competitors, some with significantly greater technical and financial resources, to enter the videoconferencing market. If the Company cannot continue to offer new videoconferencing products with improved performance and reduced cost, its competitive position will erode. Moreover, competitive price reductions may adversely affect the Company's results of operations.

         Fluctuations in Quarterly Performance. The Company's product sales have historically been derived primarily from the sale of videoconferencing systems and related equipment, the market for which is still developing. In addition, the Company's revenues occur predominantly in the third month of each fiscal quarter. Accordingly, the Company's quarterly results of operations are difficult to predict, and delays in the closing of sales near the end of the quarter could cause quarterly revenues and, to a greater degree, operating and net income to fall substantially short of anticipated levels. The Company's total revenues and net income levels could also be adversely affected by cancellations or delays of orders, interruptions or delays in the supply of key components, changes in customer base or product mix, seasonal patterns of capital spending by customers, delays in purchase decisions due to new product announcements by the Company or its competitors, increased competition and reductions in average selling prices.

         No Assurance of Continued Trading Market in Company Securities. The Company's Common Stock is traded on the Nasdaq SmallCap Market. While the Company believes there are several securities broker/dealers making a market in the Company's Common Stock, there is no assurance that a public market for the Company's Common Stock will continue to be made or that persons purchasing the Company's securities will be able to avail themselves of a public trading market for the Common Shares in the future.

         In order for the Company's Common Stock to be eligible for continued listing on the Nasdaq SmallCap Market, the Common Stock must, among other things, have a minimum bid price per share of $1.00 and net tangible assets of not less than $2.0 million. The Company's Common Stock currently is trading at a price below $1.00 per share and, as a result of the 1998 net loss, net tangible assets are less than $2.0 million, putting the Company in jeopardy of falling out of compliance with Nasdaq's continued listing requirements. There can be no assurance that the Company will remain in compliance with Nasdaq's continued listing requirements. If the Common Stock is delisted by Nasdaq, the trading market for the Common Stock could be adversely affected, as price quotations for the Common Stock will not be as readily obtainable.

         No Dividends. The Company has never paid cash dividends on its Common Stock and has no plans to pay cash dividends in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business.

         Possible Issuance of Preferred Stock. The Company is authorized to issue up to 800,000 shares of Preferred Stock, $.00025 par value (the "Preferred Stock"). Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party.

               Report of Independent Certified Public Accountants


To the Board of Directors and Stockholders of VSI Enterprises, Inc.

We have audited the accompanying consolidated balance sheet of VSI Enterprises, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1998 and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VSI Enterprises, Inc. and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company has suffered recurring losses from operations and the Company's current liabilities exceed current assets. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Grant Thornton LLP

Atlanta, Georgia
March 5, 1999

                    Report of Independent Public Accountants


To the Board of Directors and Stockholders of VSI Enterprises, Inc.:

We have audited the accompanying consolidated balance sheet of VSI ENTERPRISES, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VSI Enterprises, Inc. and subsidiaries as of December 31, 1997 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP

Atlanta, Georgia
April 12, 1999

                     VSI Enterprises, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

                                  December 31,



                                     ASSETS

                                                       1998           1997
                                                   -----------    -----------
CURRENT ASSETS
 Cash and cash equivalents                         $ 1,134,231    $   859,684
 Accounts receivable, less allowance
   for doubtful accounts of $1,141,091
   and $415,989 at December 31, 1998
   and 1997, respectively                            5,975,254      5,703,560
 Inventories, less allowance for obsolescence
   of $1,677,440 and $178,235 at December 31,
   1998 and 1997, respectively                       1,059,142      2,464,818
 Demonstration inventory, net of allowance for
   obsolescence of $1,074,765 and $839,184 at
   December 31, 1998 and 1997, respectively            136,883        990,054
 Prepaid expenses and other current assets             164,088        404,181
 Current assets of discontinued operations, net        334,022        557,121
                                                   -----------    -----------

         Total current assets                        8,803,620     10,979,418

PROPERTY AND EQUIPMENT, net                          1,048,983      1,071,381

OTHER ASSETS OF DISCONTINUED OPERATIONS                     --        131,912
OTHER ASSETS
 Goodwill, net                                         955,688      9,020,715
 Software development costs, net                        75,349        658,052
 Other long-term assets                                 77,325      1,018,981
                                                   -----------    -----------
                                                     1,108,362     10,697,748
                                                   -----------    -----------

                                                   $10,960,965    $22,880,459
                                                   ===========    ===========




The accompanying notes are an integral part of these statements.

                     VSI Enterprises, Inc. and Subsidiaries

                                  December 31,



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                        1998             1997
                                                   ------------     ------------
CURRENT LIABILITIES
 Current portion of notes payable                  $  2,637,948     $  1,143,012
 Short-term borrowings                                  157,376          154,938
 Accounts payable                                     2,235,852        3,036,587
 Accrued expenses                                     1,463,536          878,813
 Accrued commissions                                    501,515          849,078
 Deferred revenue                                     1,522,416          445,245
 Current liabilities of discontinued operations         334,022          781,862
                                                   ------------     ------------

         Total current liabilities                    8,852,665        7,289,535

NOTES PAYABLE, LESS CURRENT PORTION                   1,105,655               --

COMMITMENTS AND CONTINGENCIES (Note L)

STOCKHOLDERS' EQUITY
 Preferred stock, $.00025 par value; authorized
   800,000 shares, none issued and outstanding               --               --
 Common stock, authorized 15,000,000 shares of
   $.001 par value; issued and outstanding
   12,300,144 and 11,546,242 shares at
   December 31, 1998 and 1997, respectively              12,300           11,546
 Additional paid-in capital                          48,209,039       45,976,291
 Accumulated deficit                                (46,877,847)     (29,941,875)
 Cumulative comprehensive income                       (340,847)        (455,038)
                                                   ------------     ------------
                                                      1,002,645       15,590,924
                                                   ------------     ------------

                                                   $ 10,960,965     $ 22,880,459
                                                   ============     ============







The accompanying notes are an integral part of these statements.

                     VSI Enterprises, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                             Year ended December 31,

                                                    1998             1997             1996
                                                ------------     ------------     ------------
Revenue
 Videoconferencing systems                      $ 13,574,213     $ 12,168,107     $ 11,159,943
 Commissions from telephone network
   reselling                                       5,863,198        7,451,686        1,549,281
                                                ------------     ------------     ------------
                                                  19,437,411       19,619,793       12,709,224
                                                ------------     ------------     ------------

Costs and expenses
 Cost of videoteleconferencing systems            12,242,823        9,686,633        9,115,556
 Selling, general and administrative              13,023,732       13,503,540        8,255,087
 Research and development                            786,103        1,031,814        1,192,010
 Impairment loss                                   7,767,444               --               --
                                                ------------     ------------     ------------

                                                  33,820,102       24,221,987       18,562,653
                                                ------------     ------------     ------------

     Loss from operations                        (14,382,691)      (4,602,194)      (5,853,429)

Loss on sale of investments                          452,005               --               --
Other expenses, primarily financing charges        1,682,303           76,169          139,048
                                                ------------     ------------     ------------

     Net loss from continuing operations
       before income taxes                       (16,516,999)      (4,678,363)      (5,992,477)

Income taxes                                              --          193,241               --
                                                ------------     ------------     ------------

     Net loss from continuing operations         (16,516,999)      (4,871,604)      (5,992,477)

Discontinued operations
 Operating loss from discontinued operations        (763,705)        (945,762)        (714,417)
 Gain on disposal of a subsidiary                    344,732               --               --
                                                ------------     ------------     ------------
 Loss from discontinued operations                  (418,973)        (945,762)        (714,417)
                                                ------------     ------------     ------------

     NET LOSS                                   $(16,935,972)    $ (5,817,366)    $ (6,706,894)
                                                ============     ============     ============

Net loss per common share
 Loss from continuing operations                $      (1.38)    $      (0.45)    $      (0.66)
 Loss from discontinued operations                     (0.04)           (0.09)           (0.08)
                                                ------------     ------------     ------------

                                                $      (1.42)    $      (0.53)    $       (.74)
                                                ============     ============     ============

Weighted average shares outstanding               11,931,232       10,901,620        9,119,233
                                                ============     ============     ============

The accompanying notes are an integral part of these statements.

                     VSI Enterprises, Inc. and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

              For the years ended December 31, 1998, 1997 and 1996




                                                     Common stock
                                               ----------------------    Additional                       Other
                                               Number of                   paid-in      Accumulated    comprehensive
                                                Shares      Par value      capital        deficit          income           Total
                                               -----------  ---------    -----------    ------------     ---------     ------------

Balance, December 31, 1995                      35,007,176     $8,751    $28,091,591    $(17,417,615)    $(147,669)    $ 10,535,058
                                               -----------     ------    -----------    ------------     ---------     ------------

Net loss for the year                                   --         --             --      (6,706,894)           --       (6,706,894)
 Other comprehensive income
  Foreign currency translation adjustment               --         --             --              --      (141,005)        (141,005)
                                               -----------     ------    -----------    ------------     ---------     ------------
   Comprehensive income                                 --         --             --      (6,706,894)     (141,005)      (6,847,899)
                                               -----------     ------    -----------    ------------     ---------     ------------

Reverse common stock split                     (26,255,382)        --             --              --            --               --
Issuance of common shares in lieu of
 cash compensation                                  27,694         28        139,464              --            --          139,492
Issuance of common shares for employee
 stock purchase plan                                11,119         11        109,413              --            --          109,424
Exercise of stock options                           76,408         76        298,789              --            --          298,865
Issuance of common shares for products
 and services                                       62,500         63        599,946              --            --          600,009
Issuance of common shares for conversion
 of notes payable                                   61,204         61        337,052              --            --          337,113
Private placement of common shares, net of
  issuance costs of $41,998                        280,590        281      2,388,247              --            --        2,388,528
Issuance of common shares for acquisition of
  Eastern Telecom, Inc.                            501,835        502      5,499,498              --            --        5,500,000
Issuance of common shares for conversion of
  convertible debentures                           105,918        106        758,005              --            --          758,111
                                               -----------     ------    -----------    ------------     ---------     ------------

                     VSI Enterprises, Inc. and Subsidiaries

              For the years ended December 31, 1998, 1997 and 1996


                                                     Common stock
                                                ---------------------     Additional                       Other
                                                 Number of                 paid-in       Accumulated    comprehensive
                                                  Shares    Par value     capital         deficit         income           Total
                                                ----------  ---------    -----------    ------------     ---------     ------------
Balance, December 31, 1996                       9,879,062      9,879     38,222,005     (24,124,509)     (288,674)      13,818,701
                                                ----------    -------    -----------    ------------     ---------     ------------

Net loss for the year                                   --         --             --      (5,817,366)           --       (5,817,366)
Other comprehensive income
   Foreign currency translation adjustment              --         --             --              --      (166,364)        (166,364)
                                                ----------    -------    -----------    ------------     ---------     ------------
     Comprehensive income                               --         --             --      (5,817,366)     (166,364)      (5,983,730)
                                                ----------    -------    -----------    ------------     ---------     ------------

Issuance of common shares for products
  and services                                     137,500        138        650,001              --            --          650,139
Issuance of common shares for
  conversion of
  convertible debentures                           866,368        866      4,352,772              --            --        4,353,638
Issuance of common shares for employee
  stock purchase plan                               36,653         37        156,002              --            --          156,039
Issuance of common shares for conversion
  of private placement                             563,471        563      2,486,937              --            --        2,487,500
Exercise of stock options                           63,188         63        108,574              --            --          108,637
                                                ----------    -------    -----------    ------------     ---------     ------------

Balance, December 31, 1997                      11,546,242     11,546     45,976,291     (29,941,875)    $(455,038)    $ 15,590,924
                                                ----------    -------    -----------    ------------     ---------     ------------

Net loss for the year                                   --         --             --     (16,935,972)           --      (16,935,972)
Other comprehensive income
   Foreign currency translation adjustment              --         --             --              --       114,191          114,191
                                                ----------    -------    -----------    ------------     ---------     ------------
     Comprehensive income                               --         --             --     (16,935,972)      114,191      (16,821,781)
                                                ----------    -------    -----------    ------------     ---------     ------------

Issuance of common shares for products
  and services                                     237,500        238        516,606              --            --          516,844
Issuance of common shares for conversion of
  convertible debentures                           445,956        446        702,097              --            --          702,543
Issuance of common shares for employee stock
  purchase plan                                     20,446         20         59,019              --            --           59,039
Exercise of stock options                           50,000         50        124,969              --            --          125,019
Issuance of stock warrants                              --         --        830,057              --            --          830,057
                                                ----------    -------    -----------    ------------     ---------     ------------

Balance, December 31, 1998                      12,300,144    $12,300    $48,209,039    $(46,877,847)    $(340,847)    $  1,002,645
                                                ==========    =======    ===========    ============     =========     ============

The accompanying notes are an integral part of this statement.

                     VSI Enterprises, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Year ended December 31,

                                                        1998            1997            1996
                                                   ------------     -----------     -----------

Cash flows from operating activities:
Net loss                                           $(16,935,972)    $(5,817,366)    $(6,706,894)
Adjustments to reconcile net loss to net
   cash used in operating activities:
     Depreciation and amortization                    1,838,296       1,438,054       1,420,547
     Provision for doubtful accounts                  1,903,248         176,174          62,000
     Allowance to reduce inventory to
       lower of cost or market                        1,499,205        (315,645)        250,000
     Issuance of common stock in
       lieu of cash compensation                             --              --         139,492
     Loss on sale of property and equipment                  --              --          28,145
     Impairment loss                                  7,767,444              --              --
     Loss on sale of investments                        452,005              --              --
     Gain on disposal of discontinued
       operations                                      (344,732)             --              --
     Changes in related assets and
       liabilities, net of businesses acquired:
         Accounts receivable                         (2,055,078)       (900,018)      2,797,035
         Inventories                                   (211,748)        584,122         794,139
         Demonstration inventory                        617,590         568,877      (1,491,934)
         Prepaid expenses and other
           current assets                               108,986         (73,230)        344,616
         Accounts payable                              (156,758)        991,498        (139,772)
         Accrued expenses                               806,863         339,554        (746,742)
         Deferred revenue                             1,015,238        (218,484)        289,483
                                                   ------------     -----------     -----------
          Net cash used in operating
              activities                             (3,695,413)     (3,226,464)     (2,959,885)
                                                   ------------     -----------     -----------

Cash flows from investing activities:
 Cash paid for business acquisitions,
   net of cash acquired                                      --              --      (3,668,131)
 Proceeds from sale of property and
   equipment                                                 --              --          30,314
 Purchases of property and equipment                   (381,348)       (400,230)       (418,304)
 Capitalized software development costs                      --         (77,886)       (153,007)
 Other assets                                                --        (442,596)       (405,760)
 Proceeds from sale of investments                      492,776              --              --
                                                   ------------     -----------     -----------
          Net cash provided by (used in)
           investing activities                         111,428        (920,712)     (4,614,888)
                                                   ------------     -----------     -----------

                     VSI Enterprises, Inc. and Subsidiaries

                             Year ended December 31,



                                                      1998            1997            1996
                                                  -----------     -----------     -----------
Cash flows from financing activities:
Change in notes payable and short-term
  borrowings, net                                   2,008,468        (586,588)     (2,062,849)
Proceeds from convertible debentures                3,000,000              --       5,000,000
Cash redemption of convertible debentures          (1,440,000)             --              --
Proceeds from exercise of stock options
  and warrants, net of related costs                  125,000         264,676         298,865
Proceeds from issuance of common stock,
  net of issuance costs                                59,058         650,139         109,424
Proceeds from private placement
  financings, net of issuance costs                        --       2,487,500       2,388,528
                                                  -----------     -----------     -----------

      Net cash provided by financing
       activities                                   3,752,526       2,815,727       5,733,968
                                                  -----------     -----------     -----------

Effect of exchange rate changes on cash
  and cash equivalents                                114,191         (62,727)       (101,623)
                                                  -----------     -----------     -----------

       Increase (decrease) in cash
         and cash equivalents                         282,732      (1,394,176)     (1,942,428)

Change in cash and cash equivalents included
  in current assets of discontinued operations         (8,185)         (6,325)             --

Cash and cash equivalents at beginning
  of year                                             859,684       2,260,185       4,202,613
                                                  -----------     -----------     -----------

Cash and cash equivalents at end of year          $ 1,134,231     $   859,684     $ 2,260,185
                                                  ===========     ===========     ===========

                     VSI Enterprises, Inc. and Subsidiaries

                             Year ended December 31,



                                                           1998           1997            1996
                                                    ---------------    -----------     -----------
Supplementary disclosure:
 Interest paid                                      $       411,439    $   247,744     $   357,216
                                                    ===============    ===========     ===========
 Income taxes paid                                  $            --    $   180,000     $        --
                                                    ===============    ===========     ===========


Supplemental schedule of noncash
 investing and financing activities:

Noncash investing and financing activities:
 Conversion of debt to common stock                 $       702,543    $ 4,353,638     $ 1,095,224
                                                    ===============    ===========     ===========

Common stock issued for products and
 services                                           $       516,844    $   650,139     $   600,009
                                                    ===============    ===========     ===========

Acquisition of businesses
 Fair value of assets acquired                      $            --    $        --     $ 9,540,923
 Cash paid                                                       --             --      (3,685,128)
 Common stock and options issued                                 --             --      (5,500,000)
                                                    ---------------    -----------     -----------

 Liabilities assumed                                $            --    $        --     $   355,795
                                                    ===============    ===========     ===========











The accompanying notes are an integral part of these statements.

                     VSI Enterprises, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 1998 and 1997



NOTE A - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         VSI Enterprises, Inc. was incorporated in Delaware in September 1988 and, together with its wholly-owned subsidiaries (the "Company"), provides videoconferencing systems, software, and service; and commission-based reselling of telephone network services for telephone operating companies and related communication entities.

         1.       Accounting Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         2.       Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

         3.       Cash and Cash Equivalents

         For financial reporting purposes, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         4.       Inventories

         Inventories consist of videoconferencing system components and parts and are valued at the lower of cost (first-in, first-out method) or market.

         5.       Demonstration Inventory

         Demonstration inventory is stated at cost. Demonstration inventory allowance is provided for in amounts sufficient to reflect the asset at its estimated fair value.

         6.       Property and Equipment

         Property and equipment are stated at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives on a straight-line basis.

         7.       Goodwill

         The excess acquisition cost over the fair value of net assets of acquired businesses are amortized over 20 years on a straight-line basis. At December 31, 1998, an impairment loss of $6,995,211 was charged to operations as an impairment of the original goodwill recorded with the Company's acquisition of its telephone network reselling subsidiary, Eastern Telecom, Inc. ("ETI") due to a significant change in 1998 in ETI's anticipated income stream. Management decreased ETI's goodwill to its estimated value based on expected future undiscounted cash flows from ETI's operations. Also, based on changes in ETI's business, the remaining goodwill of $955,688 will be amortized over ten years on a straight-line basis. An additional $577,077 impairment loss was recorded to eliminate all remaining goodwill related to the Company's European subsidiary. Management recorded the impairment loss in light of the Company's European subsidiary's continuing operating losses and expectations of future losses. Accumulated amortization of goodwill was $8,867,611 and $802,584 at December 31, 1998 and 1997, respectively. Amortization charged to operations (exclusive of the impairment loss) was $492,739, $492,738 and $156,784 for the years ended December 31, 1998, 1997 and 1996, respectively.

         8.       Software Development Costs

         All software development costs are charged to expense as incurred until technological feasibility has been established for the product. Software development costs incurred after technological feasibility has been established are capitalized and amortized, commencing with product release, on a straight-line basis over three years or the useful life of the product, whichever is shorter. Accumulated amortization of software development costs was $1,634,897 and $1,052,194 at December 31, 1998 and 1997, respectively. Amortization expense charged to operations was $582,703, $399,945, and $416,407 for the years ended December 31, 1998, 1997 and 1996, respectively.

         9.       Investments

         The Company accounts for investments in entities in which it owns less than 20% under the cost method. At December 31, 1997, other long-term assets included $944,781 representing the Company's cost investments in Global Telemedix and Educational Video Conferencing ("EVC"). Global Telemedix provides computer hardware and software to healthcare providers and EVC acts as a marketing and technological bridge between higher education institutions and corporations. During 1998, the Company sold its investments in these companies resulting in a loss of $452,005. At December 31, 1998 and 1997, receivables outstanding from investees were approximately $0 and $250,000, respectively. In addition, sales to investees were approximately $116,000, $1,038,000 and $35,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

         10.      Accounting for Impairments in Long-Lived Assets

         Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of assets may not be recoverable. Management periodically evaluates the carrying value and the economic useful life of its long-lived assets based on the Company's operating performance and the expected future undiscounted cash flows and will adjust the carrying amount of assets which may not be recoverable. At December 31, 1998, the Company recorded a charge against operations of $7,572,288 related to the writedown of goodwill previously recorded upon the Company's acquisition of its European subsidiary and telephone network reselling subsidiary (Note A-7). The Company recorded an additional impairment charge of $195,156 related to the writedown of the its European subsidiary's net asset value to zero based on the European subsidiary's continuing losses. Management believes that remaining long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

         11.      Foreign Currency Translation

         The asset and liability accounts of the Company's foreign subsidiaries are translated into U.S. dollars at the current exchange rate in effect at the balance sheet date. Stockholders' equity is translated at historical rates.

         Income statement items are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholder's equity.

         Translation gains and losses were not significant for any period presented.

         12.      Revenue Recognition

         Revenue from sales of videoconferencing systems and related maintenance contracts on these systems are included in videoconferencing systems revenues. Revenue on system sales are recognized upon shipment. Revenue on maintenance contracts are recognized over the term of the related contract.

         Commission revenue from telephone network service sales are recognized upon receipt of order and when the Company has no further obligation related to the order.

         13.      Income Taxes

         The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets when it is more likely than not that the asset will not be realized.

         14.      Stock Based Compensation

         The Company accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Effective in 1995, the Company adopted the disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 required that companies that do not choose to account for stock-based compensation as prescribed by the statement, shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123 (see Note H).

         15.      Net Loss Per Common Share

         In 1997, the Company adopted SFAS No. 128, Earnings Per Share. That statement requires the disclosure of basic net earnings (loss) per share and diluted net earnings (loss) per share when different from basic. Basic net earnings (loss) per share is computed by dividing net earnings (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net earnings (loss) per share gives effect to all potentially dilutive securities. There is no difference between basic loss per share and diluted loss per share for any period presented.

         During 1998, the shareholders approved a one-for-four reverse common stock split, effective January 15, 1999 to shareholders of record on January 14, 1999. All references to shares of common stock, stock options and per share amounts have been restated to reflect this reverse common stock split.

         16.      Fair Value of Financial Instruments

         The Company's financial instruments include cash, cash equivalents and notes payable. Estimates of fair value of these instruments are as follows:

         Cash and cash equivalents - The carrying amount of cash and cash equivalents approximates fair value due to the relatively short maturity of these instruments.

         Notes payable - The carrying amount of the Company's notes payable approximate fair value based on borrowing rates currently available to the Company for borrowings with comparable terms and conditions.

         17.      Technological Change and New Products

         The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent product introductions. Product introductions are generally characterized by increased functionality and better videoconferencing picture quality at reduced prices. The introduction of products embodying new technology may render existing products obsolete and unmarketable. The Company's ability to successfully develop and introduce on a timely basis new and enhanced products that embody new technology, and achieve levels of functionality at a price acceptable to the market, will be a significant factor in the Company's ability to grow and to remain competitive. If the Company is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the industry, the Company's business and operating results will be materially and adversely affected.


         18.      Dependence on Third Parties

         Substantially all of the Company's components, subsystems and assemblies are made by outside vendors. Disruption in supply, a significant increase in the price of one or more of these components, or failure of a third party supplier to remain competitive in functionality or price could have a material adverse effect on the Company's business and operating results. There can be no assurance that the Company will not experience such problems in the future. Similarly, excessive rework costs associated with defective components or process errors associated with the Company's anticipated new product line of videoconferencing systems could adversely affect the Company's business and operating results.

         19.      Foreign Sales and Operations

         International sales and operations are subject to inherent risks, including difficulties and delays in obtaining pricing approvals and reimbursement, unexpected changes in regulatory requirements, tariffs and other barriers, political instability, difficulties in staffing and managing foreign operations, longer payment cycles, greater difficulty in accounts receivable collection and adverse tax consequences. Currency translation gains and losses on the conversion to United States dollars and international operations could contribute to fluctuations in the Company's results of operations. If for any reason, exchange or price controls or other restrictions on the conversion or repatriation of foreign currencies were imposed, the Company's operating results could be adversely affected. There can be no assurance that these factors will not have an adverse impact on the Company's future international sales and operations and, consequently, on the Company's operating results.

         20.      Reclassifications

         Certain amounts in the 1997 financial statements have been reclassified to conform to the current year presentation.


NOTE B - REALIZATION OF ASSETS

         The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years, and such losses have continued through March 5, 1999. Also, the Company has defaulted on the first installment of $300,000 due February 16, 1999 on its term note payable (Note F) an additional installment of $600,000 is due on May 16, 1999. In addition, the Company has used, rather than provided, cash in its operations.

         In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

         In response to the matters described in the preceding paragraphs, management of the Company has undertaken a restructuring of the business operations that, when implemented, is intended to achieve profitable operations and provide positive operating cash flows as well as provide for additional equity capital investments. Subsequent to year end, the company has reviewed its operating expenses and substantially reduced fixed management and overhead expenses. Management also intends to close and or spin off non-strategic business operations and has recognized asset impairment losses that reflect its decisions.







NOTE C - MERGERS AND ACQUISITIONS

         INS Merger

         On June 25, 1996, the Company, through its wholly-owned subsidiary, INS Acquisition Co., issued 120,418 shares of its common stock in exchange for all of the outstanding common stock of Integrated Network Services, Inc. ("INS"). The merger has been accounted for as a pooling of interests and accordingly, the Company's consolidated financial statements have been restated to include the accounts and operations of INS for all periods prior to the merger. During 1998, the company discontinued operations of INS (see Note D). INS provided integration services for local and wide area networks.

         Separate results of operations for the periods prior to the merger are as follows for the year ending December 31, 1996.


         Revenue:
           VSI                                              $ 12,709,224
           INS                                                 4,346,723
                                                            ------------

                                                            $ 17,055,947
                                                            ============

         Net (loss) earnings from continuing operations:
           VSI                                              $ (5,992,477)
           INS                                                  (714,417)
                                                            ------------

                                                            $ (6,706,894)
                                                            ============

         Net loss:
           VSI                                              $ (5,992,477)
           INS                                                  (714,417)
                                                            ------------

                                                            $ (6,706,894)
                                                            ============


         Acquisitions

         In October 1996, the Company acquired all of the outstanding common stock of Eastern Telecom, Inc. ("ETI") in exchange for 501,835 shares of VSI common stock, 31,939 options to purchase VSI common stock at less than $.04 per share and $3,500,000 in cash. The cash portion of the purchase was funded from the issuance of $5,000,000 of convertible debentures. The acquisition was valued at approximately $9,185,000 including acquisition costs of approximately $185,000. ETI is engaged in the selling of network services of telephone operating companies and long distance carriers.

         The ETI acquisition was accounted for as a purchase. Accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values at the date of acquisition. Results of operations of ETI have been included in the consolidated financial statements from the respective date of acquisition. Goodwill of approximately $9,000,000 related to the purchase was being amortized on a straight-line basis over 20 years. At December 31, 1998, the Company recorded an impairment loss on this goodwill of $6,995,211 and reduced the amortization period to ten years reflecting 1998 changes in ETI's business and based on expected future undiscounted cash flows from ETI's operations (Note A-7).


NOTE D - DISCONTINUED OPERATIONS

         During the fourth quarter of 1998, the Company discontinued operations of its system integration subsidiary, Integrated Network Services, Inc. Accordingly, operating results for the discontinued operation have been reclassified and reported as discontinued operations in accordance with Accounting Principles Board Opinion No. 30 for the years ended December 31, 1998, 1997 and 1996. Summary operating results of the discontinued system integration operations are as follows:

                                                    1998            1997            1996
                                                -----------     -----------     -----------

         Revenues                               $ 1,518,952     $ 2,145,388     $ 4,346,723
         Costs and expenses                       2,282,657       3,091,150       5,061,140
                                                -----------     -----------     -----------

           Loss from discontinued operations    $  (763,705)    $  (945,762)    $  (714,417)
                                                ===========     ===========     ===========

         Assets and liabilities of the discontinued system integration operations are included in the consolidated balance sheets as assets and liabilities of discontinued operations and are made up as follows:

                                                  1998        1997
                                                --------    --------

         Cash and cash equivalents              $ 14,510    $  6,325
         Accounts receivable                     319,512     439,376
         Inventories                                  --      76,936
         Other current assets                         --      34,484
         Property and equipment                       --     123,527
         Other assets                                 --       8,385
                                                --------    --------

           Total assets                         $334,022    $689,033
                                                ========    ========

         Notes payable                          $248,116    $279,355
         Accounts payable                             --     364,960
         Accrued expenses                         85,906      75,615
         Deferred revenue                             --      61,932
                                                --------    --------

           Total liabilities                    $334,022     781,862
                                                ========    ========

         The Company recognized a gain on disposal of the system integration segment at December 31, 1998 of approximately $345,000.


NOTE E - PROPERTY AND EQUIPMENT

         Property and equipment consist of the following as of December 31, 1998 and 1997:

                                                                                       Estimated
                                                                                        Service
                                                       1998             1997              Life
                                                   -----------      -----------       ----------
   Machinery and equipment                         $ 3,468,988      $ 3,199,101       3-10 years
   Furniture and fixtures                              723,132          668,132         10 years
   Leasehold improvements                              203,656          169,857          5 years
                                                   -----------      -----------
                                                     4,395,776        4,037,090
   Less accumulated depreciation                    (3,346,793)      (2,842,182)
   Less amounts included in other assets
     of discontinued operations                             --         (123,527)
                                                   -----------      -----------

                                                   $ 1,048,983      $ 1,071,381
                                                   ===========      ===========

         Depreciation expense charged to operations was approximately $527,000, $562,000 and $814,000 for the years ended December 31, 1998, 1997 and 1996, respectively and is included in selling, general and administrative expense in the accompanying consolidated statements of operations.


NOTE F - NOTES PAYABLE AND SHORT-TERM BORROWINGS

   Notes Payable

                                                                   1998             1997
                                                                   ----             ----

         VSI line of credit; provides for maximum
          borrowings of $4,000,000, limited to 80% of
          eligible accounts receivable, interest
          payable monthly at the prime rate plus 2%
          (9.75% at December 31, 1998); collateralized
          by accounts receivable, certain property and
          equipment and inventory of VSI.                       $   82,556      $  905,684

         VSI term note payable in two installments of
          $300,000 and $600,000 due on February 16,
          1999 and May 16, 1999, respectively.
          Interest is payable upon retirement of note
          at 14%; collateralized by security interests
          in certain patents owned by VSI. Failure to
          pay the installments on these respective due
          dates will result in a penalty of $30,000
          per month until the note is retired.                     900,000                -

         VSI term notes payable due on March 31,
          2000; interest payable quarterly at the
          prime rate plus 3% (10.75% at December 31,
          1998). These term notes are unsecured. The
          term notes payable are shown net of debt
          discount of $227,345.                                  1,105,655               -

         INS line of credit; provides for maximum
          borrowings of $750,000, limited to 80% of
          eligible accounts receivable; interest
          payable monthly at the prime rate plus 3%
          (10.75% at December 31, 1998);
          collateralized by accounts receivable,
          property and equipment and inventory of INS.             248,116         279,355

         ETI line of credit; provides for maximum
          borrowings of $1,500,000, limited to 90% of
          eligible accounts receivable; interest
          payable monthly at the prime rate plus 2.75%
          (10.50% at December 31, 1998);
          collateralized by eligible accounts
          receivable of ETI.                                     1,402,523         210,543

         Note payable to bank of European subsidiary;
          provides for maximum borrowings of
          approximately $550,000; interest payable
          monthly at 5%. This note is secured by
          137,500 shares of the Company held in escrow
          by the European bank.                                    252,869          26,785
                                                                ----------      ----------
                                                                 3,991,719       1,422,367
         Current portion of notes payable                        2,637,948       1,143,012
                                                                ----------      ----------
                                                                 1,353,771         279,355
         Less notes payable included in current
           liabilities of discontinued operations                  248,116         279,355
                                                                ----------      ----------

                                                                $1,105,655      $        -
                                                                ==========      ==========


         In 1997, the Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (the "Statement"). This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. At December 31, 1998 and 1997, the Company has recognized approximately $1,733,000 and $1,396,000 of accounts receivable financing, respectively, as notes payable in the accompanying balance sheets.

         During 1996, note agreements with directors were terminated. The remaining balances of these notes of $299,656 plus accrued interest of $37,457 were retired by the issuance of 61,204 common shares. Interest expense under notes due to directors totaled approximately $0, $0 and $16,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

         In March 1998, the Company secured a working capital loan for approximately $2.0 million from AmTrade International Bank of Georgia. The loan was guaranteed by the Export-Import Bank of the United States, and was collateralized by a letter of credit from a VSI customer. Funds were used for pre-/post-export financing for the manufacture and delivery of videoconferencing equipment in China. The interest rate was prime plus 2.5%. Repayment was made in 1998 through proceeds of the letter of credit, which was applied first to the loan principal and interest, with the remaining amount remitted to VSI. Interest expense related to this note was approximately $57,000 for the year ended December 31, 1998.

         During September 1998, the Company began offering $3,000,000 of term notes. A minimum of $5,000 is required for each subscription and each purchaser of the term notes receives warrants to purchase shares of common stock of the company on the basis of one warrant for each $8.00 of term notes purchased. The warrants have a term of five years, expiring on October 1, 2003 and become exercisable on April 1, 2000 at an exercise price of $1.68 per share. At December 31, 1998, the Company has issued $1,333,000 of term notes and 166,625 warrants. The Company has valued these warrants at $270,645 using the Black-Scholes option-pricing model in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. This warrant value is recorded as debt discount to be amortized to interest expense over the period until the warrants become exercisable on April 1, 2000. Interest expense related to these warrants was $43,300 for the year ended December 31, 1998.

         Short-Term Borrowings

         At December 31, 1998 and 1997, the company's foreign subsidiary had short-term borrowings which provided for maximum borrowings of approximately $166,000 and $219,000, respectively. These bank credit facilities are collateralized by the subsidiary's accounts receivable and inventory and bear interest at 7%. Outstanding borrowings under these agreements were $157,376 and $154,938 at December 31, 1998 and 1997, respectively.

NOTE G - CONVERTIBLE DEBENTURES

         On February 23, 1998, the Company issued $3,000,000 of 5% convertible Debentures due February 2000 (the "Debentures"), the proceeds of which were utilized for working capital purposes. In addition, the Company issued 9,375 common stock purchase warrants to the holder of the Debentures and 9,375 common stock purchase warrants to an agent involved in the transaction. The warrants, which expire on February 23, 2003, entitle the holder to purchase one common stock share of the Company at the price of $10.00. The Debentures were convertible at the lower of (i) $8.00 per share or (ii) 85% of the average closing bid price of the Company's common stock. (Average closing bid price( is defined to mean the lowest average of the daily last bid price for the common stock for any three trading days in any 20-day period preceding the conversion. During the year, $710,000 of Debentures plus accrued interest of $13,531 were converted into 445,956 common shares; $1,440,000 of the Debentures were redeemed by the Company at face value and the remaining Debentures were converted into a $900,000 term note (see Note F). 50,000 shares of the 445,956 issued in connection with the conversion were held in escrow at December 31, 1998 with 25,000 of these issued in January 1999 and 25,000 issued in February 1999.

         On November 16, 1998, the Company issued an additional 25,000 stock purchase warrants to the holder of the Debentures to enable the Company to purchase the $1,440,000 outstanding Debentures at face value. The warrants, which expire on November 16, 2003, entitle the holder to shares of the common stock of the Company at a price of $2.40 per share. At this time, the Company also repriced the 9,375 warrants issued to the Debenture holder on February 23, 1998 to a price of $2.40 per share. This repricing had no impact on the consolidated statement of operations.

         In conjunction with the issuance of the 18,750 common stock warrants to the Debenture holder and agent, $529,412 of the debt issuance proceeds relating to the issuance of the Debentures was allocated to additional paid in capital in the accompanying consolidated balance sheet, to recognize the beneficial conversion feature of the Debentures. This debt discount was amortized to interest expense upon conversion and redemption of the Debentures and is included in other expenses in the consolidated statements of operations for the year ended December 31, 1998. In conjunction with the issuance of the additional 25,000 purchase warrants, the Company valued the warrants at $30,000 using the Black-Scholes option pricing model in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. This warrant value was recorded as interest expense upon issuance of the warrants.


NOTE H - STOCK OPTIONS, WARRANTS, AND EMPLOYEE STOCK PURCHASE PLAN

         Stock Option Plan

         The Company's board of directors has approved a stock option plan which covers up to 915,514 shares of common stock. The plan provides for the expiration of options ten years from the date of grant and requires the exercise price of the options granted to be at least equal to 100% of market value on the date granted. Stock option transactions are summarized below:

                                                       1998                         1997                        1996
                                              ----------------------       -----------------------       ----------------------
                                                            Weighted                      Weighted                     Weighted
                                                             Average                       Average                      Average
                                                            Exercise                      Exercise                     Exercise
                                               Shares         Price         Shares          Price        Shares          Price
                                               ------       --------       --------       --------       -------       --------
         Outstanding, beginning of year        475,867        $6.88         480,856        $ 6.52        484,242        $ 5.92
           Granted                             196,250         1.75          84,000          6.20        137,738          9.08
           Exercised                           (50,000)        2.50         (63,189)         3.36        (76,408)         3.92
           Forfeited                           (28,795)        7.82         (25,800)        10.76        (64,716)        10.32
                                              --------        -----        --------        ------       --------        ------

           Outstanding, end of year            593,322        $5.46         475,867        $ 6.88        480,856        $ 6.52
                                              ========        =====        ========        ======       ========        ======

         The following table summarizes information about stock options outstanding at December 31, 1998:


                                        Options Outstanding                     Options Exercisable
                               -----------------------------------------  -----------------------------
                                                   Weighted
                                                    Average     Weighted                       Weighted
             Range of              Number          Remaining    Average        Number           Average
             Exercise           Outstanding at    Contractual   Exercise    Exercisable at     Exercise
               Price           December 31, 1998  Life (Years)   Price    December 31, 1998      Price
             --------          -----------------  ------------  --------  -----------------    --------
         $ 1.00 - $ 1.87             142,500          9.78       $ 1.08         38,750          $ 1.14
         $ 2.50 - $ 3.76              60,667          8.02         2.80         29,417            2.63
         $ 4.25 - $ 5.25             208,793          7.78         5.04        152,126            4.98
         $ 5.50 - $ 7.76              57,333          6.62         6.77         53,166            6.80
         $ 8.50 - $ 9.87              64,792          6.78         9.22         64,132            9.22
         $11.00 - $14.75              41,600          7.30        13.83         37,354           13.80
             $17.25                   17,637          6.85        17.25         17,637           17.25
                                     -------          ----       ------       --------          ------

                                     593,322          8.00       $ 5.46        392,582          $ 6.75
                                     =======          ====       ======       ========          ======

         The Company uses the intrinsic value method in accounting for its stock option plans. In applying this method, no compensation cost has been recognized. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net loss and loss per share would have resulted in the pro forma amounts indicated below:

                                             1998                 1997                  1996
                                         -------------        -------------         -------------

         Net loss
           As reported                   $  (16,935,972)      $   (5,817,366)       $  (6,706,894)
           Pro forma                        (17,248,878)          (6,490,242)          (7,509,903)

         Net loss per common share
           As reported                   $        (1.42)      $        (0.53)       $       (0.74)
           Pro forma                              (1.45)               (0.60)               (0.84)


         For purposes of the pro forma amounts above, the fair value of each option grant was estimated on the date of grants using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively; expected volatility of 87%, 88% and 110%, risk-free interest rates of $5.0%-6.1%, $5.9%-6.7% and 5.3%-6.6% and expected lives of 3-7 years for all periods presented.

         Warrants

         In connection with the purchase of the outstanding notes payable and establishment of a line of credit during 1994, 62,500 common stock purchase warrants were granted to a director at an exercise price of $1.60 per share. These warrants expire in July 2004.

         Employee Stock Purchase Plan

         The Company has an employee stock purchase plan ("Plan") that provides for the sale of up to 75,000 shares of common stock to eligible employees. The purchase price for shares of common stock purchased pursuant to the Plan is the lesser of: 85% of the fair market value of common stock on the first pay date or 85% of the fair market value of common stock on the last pay date of each plan period. 20,446 and 36,653 shares of common stock were purchased by employees under this Plan for the years ended December 31, 1998 and 1997, respectively. The Plan was suspended by the Board of Directors in September 1998. The Company has no current plans to reinstate the Plan.


         NOTE I - INCOME TAXES

         The Company's temporary differences result in a net deferred income tax asset which is reduced to zero by a related deferred tax valuation allowance, summarized as follows at December 31, 1998 and 1997:

                                                                 1998               1997
                                                             -----------        ------------

         Deferred income tax assets:
           Operating loss carryforwards                      $ 11,315,000        $ 7,700,000
           Nondeductible accruals and allowances                1,117,000            758,000
           Capitalized inventory costs                            140,000            147,000
           Tax credit carryforwards                                89,000             89,000
           Other                                                  195,000            205,000
                                                             ------------        -----------

         Gross deferred income tax assets                      12,856,000          8,899,000

         Deferred income tax asset valuation allowance        (12,675,000)        (8,689,000)
                                                             ------------        -----------

             Net deferred income tax asset                   $    181,000        $   210,000
                                                             ============        ===========

         Deferred income tax liabilities                     $   (181,000)       $  (210,000)
                                                             ============        ===========

         Net deferred income tax                             $         --        $        --
                                                             ============        ===========


         Income tax expense for 1997 of $193,241 represents state income taxes associated with the operations of ETI and was calculated using the statutory rates applicable in the various states to which income has been apportioned.

         At December 31, 1998, the Company had operating loss carryforwards for U.S. income tax purposes of approximately $29,389,000 available to reduce future taxable income and approximately $89,000 of investment and research and experimental credits available to reduce future income taxes payable, which expire in varying amounts through the year 2013.

         The Company's European subsidiary has net operating loss carryforwards of approximately $3,350,000 that can be used to offset future taxable income. These carryforwards can be carried forward indefinitely. The resulting deferred income tax asset has been reduced to zero by a related valuation allowance.

         The Company experienced a change in control, as defined under Section 382 of the Internal Revenue code during calendar year 1993. As a result, the utilization of approximately $7,000,000 in tax loss carryforwards will be limited to approximately $1,000,000 annually.


NOTE J- MAJOR CUSTOMERS

         Revenue from health care providers and related entities comprised approximately 7%, 10% and 25% of consolidated revenues for the years ended December 31, 1998, 1997 and 1996, respectively. Revenue from telephone operating companies and related communications entities comprised approximately 36%, 43% and 23% of consolidated revenues for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998 and 1997, accounts receivable from telephone operating companies and related communication entities comprised 43% and 44%, respectively, of consolidated receivables. Accounts receivable from healthcare providers comprised 6% and 7%, respectively, of consolidated receivables.

         Management believes that concentration of credit risk with respect to trade receivables is minimal due to the composition of the customer base. The Company's customers are primarily large national and multinational companies and agencies of the U.S. government. Allowances are maintained for potential credit losses, and such losses have been within management's expectations.

         The Company's operations are subject to rapid technological developments. Management periodically evaluates the realizability of its technology-related assets, including inventories, software development costs and goodwill. During the years ended December 31, 1998 and 1997, the Company recorded approximately $1,651,000 and $2,111,000 of additional cost of videoconferencing systems related to the write-down of certain inventories determined to be technologically obsolete. Management believes that no material impairment of remaining inventories and other assets existed at December 31, 1998 and 1997. It is possible, however, that management's estimates may change in the near term due to technological, regulatory, and other changes in the Company's industry.

NOTE K - OPERATING SEGMENTS AND RELATED INFORMATION

         In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement requires the disclosure of certain information regarding the Company's operating segments.

         Prior to 1998, the Company's industry segments were made up of videoconferencing, computer system integration and telephone network reselling. These industry segments were all operating in separate, one hundred percent owned, subsidiaries. In 1998, the Company discontinued operations of its computer system integration subsidiary. As a result, at December 31, 1998, the Company is primarily operating in the videoconferencing segment and telephone network reselling segment as follows:

                                                For the years ended December 31,
                                        ----------------------------------------------
                                            1998             1997             1996
                                        ------------     ------------     ------------

         Revenue:
           Videoconferencing systems    $ 13,574,214     $ 12,168,107     $ 11,159,943
           Network reselling               5,863,197        7,451,686        1,549,281
                                        ------------     ------------     ------------
                                          19,437,411       19,619,793       12,709,224

         Operating (loss) income:
           Videoconferencing systems      (6,166,394)      (5,903,979)      (6,339,722)
           Network reselling              (8,216,297)       1,301,785          486,293
                                        ------------     ------------     ------------
                                         (14,382,691)      (4,602,194)      (5,853,429)

         Capital expenditures:
           Videoconferencing systems          13,373           98,096          369,117
           Network reselling                 367,975          302,134           49,187
                                        ------------     ------------     ------------
                                             381,348          400,230          418,304

         Identifiable assets:
           Videoconferencing systems       6,274,667       10,659,140       13,344,581
           Network reselling               4,352,276       11,532,286       10,267,688
           System integration                334,022          689,033        1,219,988
                                        ------------     ------------     ------------

                                        $ 10,960,965     $ 22,880,459     $ 24,832,257
                                        ============     ============     ============

         The Company also has operations in the United States and Europe. Summary information related to the United States and European operations are as follows:


                                               For the years ended December 31,
                                        ----------------------------------------------
                                            1998             1997             1996
                                        ------------     ------------     ------------

         Revenue:
           United States                $ 16,515,355     $ 16,851,511     $ 10,209,556
           Europe                          2,922,056        2,768,282        2,499,668
                                        ------------     ------------     ------------

                                        $ 19,437,411     $ 19,619,793     $ 12,709,224
                                        ============     ============     ============

         Operating loss:
           United States                $(13,953,057)    $ (4,564,382)    $ (5,126,073)
           Europe                           (429,634)         (37,812)        (727,356)
                                        ------------     ------------     ------------

                                        $(14,382,691)    $ (4,602,194)    $ (5,853,429)
                                        ============     ============     ============

         Capital expenditures:
           United States                $    373,018     $    331,897     $    333,588
           Europe                              8,330           68,333           84,716
                                        ------------     ------------     ------------

                                        $    381,348     $    400,230     $    418,304
                                        ============     ============     ============


                                                   December 31,
                                           --------------------------
                                               1998           1997
                                           -----------    -----------

         Identifiable assets:
           United States                   $10,203,619    $22,002,184
           Europe                              757,346        878,275
                                           -----------    -----------

                                           $10,960,965    $22,880,459
                                           ===========    ===========

NOTE L - COMMITMENTS AND CONTINGENCIES

         Operating Leases

         The Company leases office space and equipment under noncancelable operating leases expiring at various dates through April 2003. Rent expense for the years ended December 31, 1998, 1997 and 1996 was approximately $660,000, $572,000 and $660,000, respectively. Approximate minimum annual future rental payments under the leases are as follows at December 31:

              Year ending:
                  1999                             $   684,000
                  2000                                 633,000
                  2001                                 475,000
                  2002                                 382,000
                  2003                                  15,000
                                                   -----------

                                                   $ 2,189,000
                                                   ===========

         Litigation

         The Company is also involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.


NOTE M - SUBSEQUENT EVENT - UNAUDITED

         The Company is currently in negotiation with a note holder to restructure a $900,000 term note (See note F). The restructuring of this note may involve a cash payment by the Company and the issuance of shares of common stock of the Company to the note holder to repay the note. If the debt cannot be restructured, the note holder may take possession of the Company's patents which secure this debt. In the event the Company is unable to license this technology from the note holder, the Company's will be unable to manufacture, sell and service its videoconferencing systems.